Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”), dated as of October 2, 2017, is entered into by and between Profitect, Inc., a Delaware corporation, (“Sublandlord”), and Minerva Neurosciences, Inc., a Delaware corporation, (“Subtenant”).

W I T N E S E T H

WHEREAS, Sublandlord, as Tenant, and BP Reservoir Place LLC (“Prime Landlord”), as Landlord, entered into that certain Lease dated May 28, 2010, as amended, (the “Prime Lease”), expiring July 31, 2021;

WHEREAS, the Prime Lease relates to the premises (the “Premises”) measuring approximately 5,923 rentable square feet located in Suites 286 and 289, on the 2th (Second) floor of the building known and numbered 1601 Trapelo Road, Waltham, MA 02451 (the “Building”); and

WHEREAS, Sublandlord wishes to sublease to Subtenant, and Subtenant wishes to sublease from Sublandlord, the Premises as shown on the plan attached hereto as Exhibit A (hereafter the “Subleased Premises”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, Sublandlord and Subtenant hereby agree as follows:

ARTICLE I

General Provisions

1.    The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Prime Lease.

2.    This Sublease and Subtenant’s rights hereunder are in all respects subject and subordinate to the terms of the Prime Lease, a copy of which is attached hereto as Exhibit B. No provision of the Prime Lease shall confer any greater rights on Subtenant than are provided in this Sublease. Any other provision hereof to the contrary notwithstanding, Subtenant shall have no right to, and Subtenant covenants that it shall not, violate any terms, covenants or conditions of the Prime Lease. Subtenant agrees to be independently bound by and subject to all of the terms, covenants and conditions set forth in the Prime Lease on the part of Sublandlord (as Tenant under the Prime Lease) to be kept and performed, other than (1) rental obligations and other like terms which would by their nature or by their terms be applicable only to Sublandlord (as Tenant under the Prime Lease), (2) any restoration obligations (except with respect to alterations made by Subtenant which are required to be removed at the end of the term under the Prime Lease), and (3) any other obligations which relate to any period of time prior to commencement of the Sublease Term (including, without limitation, obligations to cure violations of law or to make repairs, the need for which arose prior to the commencement of the Sublease Term). Subtenant shall have no rights under the Prime Lease containing (a) options or rights to extend the term of the Prime Lease, (b) options, rights of first offer, rights of first refusal, or other rights to expand the rentable square feet comprising the Premises or lease any other space in the Building, or (c) options to terminate the Prime Lease or contract the rentable square feet comprising the Premises (other than to exercise termination options for this Sublease for casualty and condemnation if Sublandlord would have the right under the Prime Lease to exercise a right of termination). This Sublease shall automatically terminate upon the termination of the Prime Lease for any reason, subject to the provisions of Article VI, Paragraph 9 hereof. If the Prime Lease shall terminate during the term hereof for any reason whatsoever, this Sublease shall terminate upon such termination with the same force and effect as if such termination date had been named herein.

ARTICLE II

Subleased Premises

Sublandlord, in consideration of the rents herein reserved and of the terms, covenants and conditions herein contained, hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Subleased Premises. The Subleased Premises are leased in “as-is” condition without any representations or warranties by Sublandlord regarding the condition or suitability of the Subleased Premises for Subtenant’s use and without any obligation on the part of Sublandlord to construct or prepare the Subleased Premises for Subtenant’s use and occupancy. Notwithstanding the foregoing, Sublandlord shall deliver the Premises in “broom clean” condition with professionally cleaned floor areas and with all building systems (for which Sublandlord is responsible for repair under the Prime Lease) in working order as of the Commencement Date.

ARTICLE III

Sublease Term

To have and to hold the Subleased Premises unto Subtenant for a term (the “Sublease Term”) commencing on the date (the “Commencement Date”) that is the later of (a) November 1, 2017, (b) Sublandlord vacating the Subleased Premises and delivering the same to Subtenant in the condition required under this Sublease (the “Delivery Date”), and (c) the date of Prime Landlord’s written consent to this Sublease, and ending on July 30, 2021 (the “Expiration Date”), unless sooner terminated as herein provided. This Sublease is conditioned on, and shall not be effective until approved by Prime Landlord, in writing, such written approval to be in form reasonably acceptable to Subtenant and Sublandlord, it being agreed that Prime Landlord’s standard form of consent shall be deemed reasonably acceptable. Sublandlord shall promptly request the same and pay any fees or charges expressly provided for in the Prime Lease. If Prime Landlord elects, in writing, to withhold its consent written consent to this Sublease for any reason whatsoever, then this Sublease shall be deemed null and void and of no further force or effect and Sublandlord shall not have any liability to Subtenant on account of Prime Landlord’s withholding or denial of consent, and, in which case, Sublandlord shall promptly return to Subtenant the Security Deposit and all other sums theretofore paid by Subtenant hereunder. If Prime Landlord’s written consent is not received by November 15, 2017, either party by notice to the other party given after November 15, 2017 and prior the receipt of Prime Landlord’s consent, may cancel this Sublease, in which case Sublandlord shall promptly return to Subtenant the Security Deposit and all other sums theretofore paid by Subtenant hereunder. If the Delivery

Date is delayed, due to Force Majeure, beyond the date (the “Outside Date”) that is the later to occur of (i) November 15, 2017, and (ii) the date of delivery by Prime Landlord of its written consent, then Subtenant shall be entitle to a credit against the rent due hereunder (after the expiration of any other free rent or abatement periods) equal to one day of Base Rent for each day that the Delivery Date is delayed beyond the Outside Date. As used herein, “Force Majeure” shall mean any prevention, delay, or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorist acts, civil commotions, or unusual scarcity of or inability to obtain labor or materials. Notwithstanding the foregoing, in no event shall the lack of, or delay in, availability of space for Sublandlord to relocate to, or any delay in any work with respect to such relocation space, be deemed an event of Force Majeure hereunder.

ARTICLE IV

Rent

Subtenant covenants and agrees to pay directly to Sublandlord, at the address set forth in Article X (or at such other address as Sublandlord shall from time to time designate in writing), as rent during the Sublease Term:

1.    Annual Base Rent in the amount set forth in the table below, payable in equal monthly installments in the amount set forth in the table below, in advance on the first day of each and every calendar month during the Sublease Term (and a proportionate share for any partial month), except as provided in Section 5 of this Article. Failure to pay Base Rent, Additional Rent, or any other charges for five days after the due day shall subject Subtenant to the same late payment penalty as Sublandlord is subject to Prime Landlord under the Prime Lease. Additionally Subtenant shall pay interest at the same rate as Sublandlord is bound to pay to Prime Landlord under the Prime Lease for failure to pay Base Rent, Additional Rent, or other charges.

Months	Monthly Base Rent	Annual Base Rent
1-2	$0	$0
3-9 (1/1/18-7/31/18)	$14,807.50	$177,690
10-21 (8/1/18-7/31/19)	$15,301.08	$183,613
22-33 (8/1/19-7/31/20)	$15,794.67	$189,536
34-45 (8/1/20-7/30/21)	$16,288.25	$195,459

2.    In addition to the Base Rent to be paid to Sublandlord hereunder, Subtenant shall pay to Sublandlord during the Term, as Additional Rent, Subtenant’s pro rata share of increases in Sublandlord’s pro rata share of Operating Expenses Allocable to the Premises in excess of Sublandlord’s pro rata share of Operating Expenses Allocable to the Premises for the 2018 calendar year and Subtenant’s pro rata share of increases in Sublandlord’s pro rata share of the Tax Expense Allocable to the Premises in excess of Sublandlord’s pro rata share of the Tax Expense Allocable to the Premises for the 2018 Fiscal Year (July 1, 2017 – June 30, 2018).

3.    Commencing on the Commencement Date, on a monthly basis, Subtenant shall pay, as Additional Rent, Subtenant’s Pro Rata Share of the electricity and heating, ventilating and air conditioning charges payable by Sublandlord for the Premises on account of the electricity and heating, ventilating and air conditioning furnished to the Subleased Premises. Subtenant shall pay such amount in accordance with the terms and conditions of the Lease.

4.    Subtenant shall pay upon demand all charges associated with requests by Subtenant for maintenance (to the extent that Prime Landlord or Sublandlord is not required to perform such maintenance under the Prime Lease) and HVAC after building standard hours.

5.    Upon execution of this Sublease, Subtenant shall pay Sublandlord Base Rent for the month of January, 2018 in the amount of $14,807.50.

ARTICLE V

Security Deposit

Subtenant shall, at the time that Subtenant executes and delivers this Sublease to Sublandlord, pay to Sublandlord a security deposit in the amount of $ 14,807.50 ( one month of the initial Base Rent amount) to secure Subtenant’s obligations under this Sublease. In no event shall said security deposit be deemed to be a prepayment of rent nor shall it be considered a measure of liquidated damages. Subtenant agrees that no interest shall accrue on said security deposit and that Sublandlord shall have no obligation to maintain said security deposit in a separate account (i.e., Sublandlord shall have the right to commingle said security deposit with other funds of Sublandlord). In the event that Subtenant shall default in any of its obligations under this Sublease, Sublandlord shall have the right, with prior notice to Subtenant, to apply said security deposit (or any portion thereof) towards the cure of any such default and Subtenant shall promptly, upon notice from Sublandlord, pay to Sublandlord any amount so applied by Sublandlord in order to restore the full amount of said security deposit. The application of all or any part of the security deposit to any obligation or default of Subtenant under this Sublease shall not deprive Sublandlord of any other rights or remedies Sublandlord may have nor shall such application by Sublandlord constitute a waiver by Sublandlord. Provided that Subtenant is not in default of any of its obligations under this Sublease at the expiration or earlier termination of this Sublease, Sublandlord shall refund to Subtenant all of said security deposit which Sublandlord is then holding within 30 days after the expiration or earlier termination of the term of this Sublease.

ARTICLE VI

Subtenant’s Covenants; Sublandlord’s Covenants

1.    Except as otherwise provided herein, at all times during the Sublease Term, Subtenant shall (a) observe, perform and fulfill all of the terms, covenants and conditions of the Prime Lease on Tenant’s part to be observed, performed and fulfilled, and (b) discharge all of Tenant’s obligations under the Prime Lease with respect only to the Subleased Premises. In the case of any default by Subtenant in such required observance, performance, fulfillment or discharge of any term, covenant, condition or obligation of the Prime Lease, or of any term, covenant, condition or obligation of this Sublease, Sublandlord shall have all the rights against Subtenant under this Sublease as would be available to Prime Landlord against Tenant under the Prime Lease. Sublandlord shall also have the right, but not the obligation, to cure Subtenant defaults whether it involves entering the Premises, after reasonable notice of entry, or not.

2.    The time limits contained in the Prime Lease for the giving of notices, making of demands or performing of any act, covenant or condition on the part of Tenant to be performed are changed for the purposes of incorporation herein by shortening the same in each instance by two (2) days, so that in each instance Subtenant shall have two (2) days less time to observe or perform hereunder than Sublandlord has as Tenant under the Prime Lease. The time limits contained in the Prime Lease for the giving of notices, making of demands or performing of any act, covenant or condition on the part of Landlord to be performed are changed for the purposes of incorporation herein by lengthening the same in each instance by two (2) days, so that in each instance Sublandlord shall have two (2) days more time to observe or perform hereunder than Prime Landlord has as Landlord has under the Prime Lease.

3.    Any right of Prime Landlord under the Prime Lease of access to or inspection of the Premises or the Building, to do work in the Premises or the Building, or with respect to rules and regulations shall be deemed to inure to the benefit of Sublandlord, Prime Landlord, and any other person intended to be benefitted by said provision, for the purpose of incorporation by reference in this Sublease.

4.    To the maximum extent enforceable by law, except to the extent caused by the acts, omissions, or negligence of Sublandlord or Landlord (or any parties under their invitation or control at the Building), Subtenant covenants and agrees to exonerate, indemnify, defend, protect and save Sublandlord and Prime Landlord harmless from and against any and all claims, demands, expenses, losses, suits and damages (including reasonable attorneys’ fees) as may be occasioned by reason of (a) any accident, injury or damage occurring in, on or about the Subleased Premises, the Building or the property causing injury to persons or damage to property and due to the act or omission of Subtenant or Subtenant’s agents, employees, contractors, servants, licensees and invitees (or any person or entity claiming by, through or under Subtenant or Subtenant’s agents, employees, contractors, servants, licensees and invitees); and (b) the breach or default by Subtenant or Subtenant’s agents, employees, contractors, servants, licensees and invitees of any representation, covenant, or other term contained in this Sublease, including without limitation the breach of any legal requirements for which Subtenant is liable under this Sublease. To the maximum extent enforceable by law, except to the extent caused by the acts, omissions, or negligence of Subtenant (or any parties under its invitation or control at the Building), Sublandlord covenants and agrees to exonerate, indemnify, defend, protect and save Subtenant harmless from and against any and all claims, demands, expenses, losses, suits and damages (including reasonable attorneys’ fees) as may be occasioned by reason of (a) any accident, injury or damage occurring in, on or about the Building or the property causing injury to persons or damage to property and due to the act or omission of Sublandlord or Sublandlord’s agents, employees, contractors, servants, licensees and invitees (or any person or entity claiming by, through or under Sublandlord or Sublandlord’s agents, employees, contractors, servants, licensees and invitees); and (b) the breach or default by Sublandlord or Sublandlord’s agents, employees, contractors, servants, licensees and invitees of any representation, covenant, or other term contained in this Sublease, including without limitation the breach of any legal requirements for which Sublandlord is liable under this Sublease or the breach by Sublandlord of any term or condition of the Prime Lease that results in a termination of this Sublease, and (c) any commissions or other compensation payable to the Broker. Notwithstanding anything to the contrary contained in this Sublease, neither Sublandlord nor Subtenant shall be liable to the other for any consequential damages, except that Subtenant shall be liable for any consequential damages resulting from a holdover by Subtenant in the Sublease Premises. In addition, notwithstanding anything to the contrary contained in the incorporated terms of the Prime Lease, Sublandlord’s liability shall not be limited to its interest in the Premises. The provisions of this Paragraph shall survive the expiration or earlier termination of this Sublease.

5.    Subtenant agrees to use and occupy the Subleased Premises for general office use and no other use or purpose.

6.    The only services with respect to the Subleased Premises to which Subtenant is entitled hereunder are those to which Sublandlord as Tenant under the Prime Lease is entitled. Sublandlord does not assume the obligations of Prime Landlord under the Prime Lease, but shall promptly and diligently, and at Sublandlord’s sole cost and expense, exercise commercially reasonable efforts to cause Prime Landlord under the Prime Lease to perform its obligations for the benefit of Subtenant, and Sublandlord shall, without limitation (a) promptly endeavor to cause Prime Landlord to provide any building service, (b) promptly endeavor to obtain Prime Landlord’s consent or approval whenever required by the Prime Lease, and (c) promptly forward to Subtenant all notices and communications from Prime Landlord that relate (in any material manner) to the Sublease Premises or Subtenant’s rights to occupy same. Sublandlord assumes no liability for any of the covenants, representations or warranties of Prime Landlord under the Prime Lease. In application of the foregoing, except as otherwise explicitly set forth herein, Sublandlord shall have no liability or responsibility for furnishing elevator service, electricity, heating, ventilating, air conditioning, cleaning, trash removal, window washing, snow removal or any other service to the Subleased Premises, the Building or the property, or for any maintenance, repairs or alterations which are the responsibility or obligation of Prime Landlord under the Prime Lease.

7.    With respect to the Subleased Premises, and to the extent applicable thereto, Subtenant shall perform and agrees to comply with the insurance obligations required of Sublandlord as Tenant under the Prime Lease. Any liability policies which Subtenant is required to maintain as Tenant under the Prime Lease shall name both Sublandlord and Prime Landlord as additional insureds, and Subtenant shall furnish both Sublandlord and Prime Landlord with duplicates of any certificates required by the Prime Lease to be furnished to Prime Landlord. Notwithstanding anything to the contrary in this Sublease, Sublandlord and Subtenant hereby agree that the provisions of Section 8.13 of the Prime Lease shall be applicable to Sublandlord and Subtenant (as if the same were Landlord and Tenant, respectively).

8.    Subtenant shall make no alterations, additions or improvements to the Subleased Premises whatsoever without the prior written consent of Sublandlord and Prime Landlord (if such consent is required under the Prime Lease), which consent shall be granted or withheld in accordance with the standards of the Prime Lease (e.g., Subtenant shall benefit from any agreement not to unreasonably withhold, delay, or condition consent). In addition, Sublandlord’s consent shall not be required if Prime Landlord grants its consent. At the expiration or earlier termination of this Sublease, Subtenant shall surrender the Subleased Premises free of any lien or encumbrance made or suffered by Subtenant. The Subleased Premises shall be surrendered “broom clean” and in good order, condition and repair, reasonable wear and tear and casualty excepted, and otherwise in accordance with the all of the requirements of the Prime Lease, provided, however, that Subtenant shall have no obligation to perform or pay for (1) any restoration obligations (except with respect to alterations made by Subtenant which are required to be removed at the end of the term under the Prime Lease), or (2) any other obligations in connection with such surrender which relate to any period of time prior to commencement of the Sublease Term (including, without limitation, obligations to cure violations of law or to make repairs, the need for which arose prior to the commencement of the Sublease Term).

9.    In the event of default by Sublandlord as Tenant under the Prime Lease, Prime Landlord may, at its option, take over all of the right, title and interest of Sublandlord under this Sublease, and Subtenant shall, at Prime Landlord’s option, attorn to Prime Landlord pursuant to the provisions of this Sublease, except that Prime Landlord shall not (a) be liable for any previous act or omission of Sublandlord under this Sublease to the extent the same is not a continuing default after Prime Landlord succeeds to such interest; (b) be subject to any offsets, counterclaims or defenses which Subtenant might have against Sublandlord to the extent the reason therefor does not continue after Prime Landlord succeeds to such interest; (c) be bound by any rent or other charges which Subtenant may have paid to Sublandlord more than thirty (30) days in advance of the due date thereof; (d) be bound by any security deposit, tax escrow or insurance escrow which Subtenant may have paid to Sublandlord, except to the extent such security deposit and escrowed funds are received by Prime Landlord; or (e) be bound by any amendment or modification of this Sublease or any consent by Sublandlord under this Sublease to any sublease or assignment of Subtenant’s interest in this Sublease made without Prime Landlord’s prior written consent.

10.    Without guaranteeing the availability of space, Sublandlord agrees to request that Prime Landlord provide Subtenant with a single directory listing in the Building lobby directory, at Subtenant’s sole cost and expense. Further, Sublandlord agrees to request that Prime Landlord provide Subtenant with suite entrance signage, at Subtenant’s sole cost and expense.

11.    All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Subtenant and of all persons claiming by, through or under Subtenant which, during the Sublease Term or any occupancy of the Subleased Premises by Subtenant or anyone claiming by, through or under Subtenant, may be in, on or about the Subleased Premises, shall be at the sole risk and hazard of Subtenant and if the whole or any part thereof shall be damaged or destroyed by any portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by backing up of drains, or by gas, oil, water or steam leaking, escaping or flowing into the Subleased Premises, by theft or from any other cause, no part of said damage or loss shall be charged to or to be borne by Sublandlord.

ARTICLE VII

Fire, Casualty and Condemnation

Notwithstanding anything to the contrary contained in this Sublease or in the Prime Lease, Subtenant shall not have the right to terminate this Sublease as to all or any part of the Subleased Premises, or be entitled to an abatement of Base Rent or any other item of rental, by reason of fire or other casualty or by condemnation or taking in any manner for any public or quasi-public use affecting the Subleased Premises unless Sublandlord is entitled to terminate the Prime Lease or is entitled to a corresponding abatement with respect to its corresponding obligation under the Prime Lease. If Sublandlord is entitled to terminate the Prime Lease for all or any portion of the Subleased Premises by reason of casualty or condemnation, Subtenant may terminate this Sublease as to any corresponding part of the Subleased Premises by written notice to Sublandlord given at least fifteen (15) business days prior to the date(s) Sublandlord is required to give notice to Prime Landlord of such termination under the terms of the Prime Lease (provided Subtenant has received reasonable advance notice of such date(s)).

ARTICLE VIII

Sublandlord’s Representations and Warranties

Sublandlord represents and warrants to Subtenant that, as of the date hereof, (a) the Prime Lease is in full force and effect, and a true, correct and complete copy thereof is attached hereto as Exhibit A; (b) all monetary obligations required to be paid by Sublandlord (as Tenant under the Prime Lease) have been paid through and including the date hereof; and (c) Sublandlord (as Tenant under the Prime Lease) has received no notice of an event of default under the Prime Lease, and there is no event occurring which with the passage of time or the giving of notice, or both, would constitute an event of default by Sublandlord (as Tenant under the Prime Lease). There are no other representations or warranties, oral or written that have been made by Sublandlord. In no event shall any representations or warranties of Prime Landlord under the Prime Lease be deemed incorporated herein.

ARTICLE IX

Assignment and Subletting

Except as permitted by the Prime Lease, Subtenant shall not assign, transfer, mortgage or pledge this Sublease, or further sublet the Subleased Premises, or permit the occupancy of the Subleased Premises by anyone other than Subtenant; conversely, Subtenant shall have the same rights as Tenant under the Prime Lease with respect to any assignment, transfer, mortgage or pledge of this Sublease, or a further sublet of the Subleased Premises, or the right to permit the occupancy of the Subleased Premises by anyone other than Subtenant.

ARTICLE X

Notices

All notices or other communications hereunder shall be in writing and shall be deemed to have been given (A) if delivered by hand, by messenger or by an express delivery service (FedEx, UPS, etc.), then if and when delivered (or if delivery is refused, when refused) to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby), or (B) if mailed, then on the third business day following the date on which such communication is deposited in the United States mails, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the respective parties at the below addresses (or at such other address as a party may hereafter designate for itself by notice to the other party as required hereby). Notice by counsel to a party shall be deemed notice from such party.

If to Sublandlord:	Profitect, Inc.

If to Subtenant:	And before the Commencement Date, then to:
Minerva Neurosciences, Inc.
Suite 284
1601 Trapelo Road
Waltham, MA 02451

And on or after the Commencement Date, then to:

Minerva Neurosciences, Inc.
Suite 286/289
1601 Trapelo Road
Waltham, MA 02451

with a notice to:

Cooley LLP
1114 Avenue of the Americas
New York, NY 10036
Attention: Daniel A. Goldberger, Esq.

ARTICLE XI

Broker

Except for Transwestern RBJ (“Broker”), each party represents and warrants to the other that they have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Sublease, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this Sublease. Sublandlord will pay any commission due to the Broker hereunder pursuant to its separate agreement with the Broker hereunder subject to execution and delivery of this Sublease by Sublandlord and Subtenant. The provisions of this Article XI shall survive the expiration or earlier termination of this Sublease.

ARTICLE XII

Furniture

All furniture, fixtures and equipment (collectively, the “Furniture”) identified on Exhibit C hereof shall become useable by Subtenant, provided that the furniture shall remain in the sole ownership of Sublandlord. Subtenant agrees to accept the Furniture in “as-is” condition without any representations or warranties by Sublandlord regarding the condition or suitability of the

Furniture for Subtenant’s use and to allow for the return of the Furniture in its then “as-is” condition, including any change in condition due to wear, tear, damage, casualty, or disposal due to obsolescence. Subtenant shall have no obligation whatsoever to replace or insure any such Furniture. Upon the expiration or earlier termination of this Sublease, Subtenant may purchase such Furniture at the then current market value as mutually agreed by the parties. If the parties are unable to agree on the then current market value, the parties shall appoint a mutually agreed third party valuation expert to provide a value of such Furniture and the parties shall agree that such value shall be final and binding on the parties. If the Subtenant desires to purchase such Furniture, such purchase shall be consummated prior to the expiration or earlier termination of this Sublease.

ARTICLE XIII

Parking

Subtenant shall have the non-exclusive right, in common with others within parking lots serving the Subleased Premises, to twenty-one (21) total parking spaces, of which eight (8) are covered parking spaces.

ARTICLE XIV

Miscellaneous Provisions

1.    This Sublease shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns, subject at all times, nevertheless, to all agreements and restrictions contained in the Prime Lease and this Sublease.

2.    Every agreement contained in this Sublease is, and shall be construed as a separate and independent agreement. If any term of this Sublease or the application thereof to any persons or circumstances shall be invalid or unenforceable, the remaining provisions of this Sublease, and the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This Sublease shall be created and enforced in accordance with the laws of the Commonwealth of Massachusetts.

3.    This Sublease shall not bind Sublandlord or Subtenant unless and until it has been signed by Subtenant, received and accepted by Sublandlord, and then countersigned by Sublandlord, and the required consent of Prime Landlord has been obtained (subject to the rights of termination set forth above if the consent of Prime Landlord is not obtained by November 1, 2017).

4.    This Sublease may be executed in multiple counterparts, all of which, taken together, shall constitute one original instrument.

5.    Subject to Prime Landlord’s and Sublandlord’s joint consent, and to all reasonable conditions that either Prime Landlord or Sublandlord may impose, and Sublandlord having vacated the Subleased Premises, Subtenant may enter the premises after reasonable notice prior to the Commencement Date for the purpose of readying the premises for occupancy.

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Sublease to be executed as of the date set forth above.

SUBLANDLORD:
Profitect, Inc.

By:	/s/ Guy Yehiav
Name:	Guy Yehiav
Title:
Hereunto duly authorized Sep 29, 2017

SUBTENANT:
Minerva Neurosciences, Inc.

By:	/s/ Joseph Reilly
Name:	Joseph Reilly
Title:	SVP, Chief Operating Officer
Hereunto duly authorized October 2, 2017

[COUNTERPART SIGNATURE PAGE TO SUBLEASE]

EXHIBIT A – PLAN OF PREMISES

EXHIBIT B – COPY OF PRIME LEASE

RESERVOIR PLACE MAIN

WALTHAM, MASSACHUSETTS

Lease Dated May     , 2010

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as Reservoir Place Main and with an address at 1601 Trapelo Road, Waltham, Massachusetts 02451.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

Reference Data

1.1	Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	BP Reservoir Place LLC, a Delaware limited liability company

Landlord’s Original Address:	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, MA 02199-8103

Tenant:	Profitect, Inc., a Delaware corporation

Tenant’s Original Address:	c/o Guy Yehiav 1 Pickerel Road Wellesley, MA 02482

Landlord’s Construction Representative:	Michael Bowers

Tenant’s Construction Representative:	Guy Yehiav

Commencement Date:	The date of this Lease.

Rent Commencement Date:	July 15, 2010

Term or Lease Term: (Sometimes Called Original Term)	That period of time commencing on the Commencement Date and ending on July 31, 2013, unless sooner terminated as provided in this Lease.

Extension Option:	None.

The Site:	That certain parcel of land located on Trapelo Road, Waltham, Middlesex County, Massachusetts, being more particularly described in Exhibit A attached hereto

The Building:	The Building known as Reservoir Place Main, and numbered 1601 Trapelo Road, Waltham, Massachusetts, located on the Site and containing the Total Rentable Floor Area set forth below.

The Additional Building:	The other building known as Reservoir Place South located on the Site and containing the Total Rentable Floor Area set forth below.

The Buildings:	The Building and the Additional Building.

The Complex:	The Building and the Additional Building together with all common areas, parking areas, garage, and structures and the Site.

Tenant’s Premises:	A portion of the second (2nd) floor of the Building in accordance with the floor plan annexed hereto as Exhibit D and incorporated herein by reference.

Number of Parking Privileges:	Privileges for parking thirteen (13) automobiles, four (4) of which are located in the garage below the Building, and nine (9) of which will be located on the outdoor surface lot.

Annual Fixed Rent:	(a) From the Commencement Date through June 30, 2011, at the annual rate of $101,915.00 (being the product of (i) $27.25 and (ii) the “Rentable Floor Area of the Premises” (hereinafter defined in this Section 1.1)); provided, however, that Annual Fixed Rent shall not commence until the Rent Commencement Date (hereinabove defined in this Section 1.1)

(b) From July 1, 2011 through June 30, 2012, at the annual rate of $105,655,00 (being the product of (i) $28.25 and (ii) the Rentable Floor Area of the Premises).

(c) From July 1, 2012 through the remainder of the Original Term, at the annual rate of $109.395.00 (being the product of (i) $29.25 and (ii) the Rentable Floor Area of the Premises).

Base Operating Expenses:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2010, being January 1, 2010 through December 31, 2010.

Base Taxes:	Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for fiscal tax year 2011, being July 1, 2010 through June 30, 2011.
Tenant Electricity:	As provided in Section 2.8

Rentable Floor Area of the Premises:	3,740 square feet.

Total Rentable Floor Area of the Building:	368,257 square feet.

Total Rentable Floor Area of the Additional Building:	161,734 square feet.

Total Rentable Floor Area of the Buildings:	529,991 square feet.

Permitted Use:	General office purposes.

Brokers:	T3 Advisors

City Point 230 Third Avenue Waltham, Massachusetts 02451

Security Deposit:	$35,218.34

1.2	Exhibits

There are incorporated as pan of this Lease:

Exhibit A — Description of Site

Exhibit B-l — Work Agreement

Exhibit B-2 — Plans

Exhibit C — Landlord’s Services

Exhibit D — Floor Plan

Exhibit E — Intentionally Omitted

Exhibit F — Form of Certificate of Insurance

Exhibit G — List of Mortgages

1.3	Table of Articles and Sections

ARTICLE I	1
Reference Data	1
1.1 Subjects Referred To	1
1.2 Exhibits	4

ARTICLE II	6
Building, Premises, Term and Rent	6
2.1 The Premises	6
2.2 Rights to Use Common Facilities	7
2.3 Landloard’s Reservations	8
2.4 Habendum	9
2.5 Fixed Rent Payments	9
2.6 Operating Expenses	10
2.7 Real Estate Taxes	14
2.8 Tenant Electricity	16

ARTICLE III	17

Condition of Premises; Alterations	17
3.1 Preparations of Premises	17

ARTICLE IV	17
Landlord’s Covenants; Interruptions and Delays	17
4.1 Landlord Covenants	17
4.2 Interruptions and Delays in Services and Repairs, Etc.	18

ARTICLE V	19
Tenant’s Covenants	19
5.1 Paymenants	19
5.2 Repair and Yeild Up	19
5.3 Use	19
5.4 Obstructions; Items Visible From Exterior; Rules and Regulation	20
5.5 Safety Appliances; Licenses	21
5.6 Assignments; Sublease	21
5.7 Right of Entry	26
5.8 Floor Load; Preventation of Vibration and Noise	26
5.9 Personal property Taxes	26
5.10 Compliance with Laws	26
5.11 Payment of Litigation Expenses	27
5.12 Alteration	27
5.13 Vendors	28
5.14 Patriot Act	29

ARTICLE VI	29
Casualty and Taking	29
6.1 Damage Resulting From Casualty	29
6.2 Uninsured Casualty	31
6.3 Rights of Termination for Taking	31
6.4 Award	32

ARTICLE VII	32
Default
7.1 Tenant’s Default	32
7.2 Landloard’s Default	37

ARTICLE VIII	38
Insurance and Indemnity	38
8.1 Tenant’s Indemnity	38
8.2 Tenant’s Risk	39
8.3 Tenants Commercial General Liability Insurance	39
8.4 Tenant’s Property Insurance	40
8.5 Tenant’s Other Insurance	41
8.6 Requirements for Tenant’s Insurance	41
8.7 Additional Insureds	41

8.8 Certificates of Insurance	42
8.9 Subtenants and Other Occupants	42
8.10 No Violation of Building Policies	42
8.11 Tenant to Pay Premium Increases	43
8.12 Landlord’s Insurance	43
8.13 Waiver of Subrogation	44
8.14 Tenant’s Work	44

ARTICLE IX	45
Miscellaneous Provisions	45
9.1 Waiver	45
9.2 Cumulative Remedies	45
9.3 Quite Enjoyment	46
9.4 Notice to Mortgagee and Ground Lessor	47
9.5 Assignment of Rents	47
9.6 Surrender	48
9.7 Brokerage	49
9.8 Invalidity of Particular Provisions	49
9.9 Provisions Binding, Etc.	49
9.10 Recording; Confidentiality	50
9.11 Notices	50
9.12 When Lease Becomes Binding and Authority	51
9.13 Section Headings	51
9.14 Rights of Mortgagee	51
9.15 Status Reports and Financial Statements	52
9.16 Self-Help	53
9.17 Holding Over	53
9.18 Intentionally Omitted	54
9.19 Security Deposit	54
9.20 Late Payment	55
9.21 Additional Rent	55
9.22 Waiver of Trial by Jury	55
9.23 Governing Law	56

ARTICLE II

Building, Premises. Term and Rent

2.1	The premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Premises in the Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building and if Tenant’s Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and toilets located on such floor.

Tenant’s Premises with such exclusions is hereinafter sometimes referred to as the “Premises.” The term “Building” means the Building identified on the first page, and which is the subject of this Lease and being one of the two (2) Buildings erected on the Site by the Landlord; the term “Site” means all, and also any part, of the Land described in Exhibit A, plus any additions or reductions thereto resulting from the change of any abutting street line and all parking areas and structures. The terms “Property” or “Complex” means the two (2) Buildings and the Site.

2.1.1	Relocation of Tenant’s Premises

Tenant hereby agrees with Landlord that, upon at least ninety (90) days’ notice from Landlord given not more than once during the Original Term, Tenant shall relocate from the Premises then demised to Tenant under this Lease (the “Original Premises”) to other premises (the “Relocated Premises”) on the second (2nd) floor or higher in the Building or the Additional Building, which are comparable to the Original Premises in terms of size, layout and views and upon such relocation the Relocated Premises shall become the premises demised under this Lease and wherever the term “Premises” is used herein the same thereafter shall mean and refer to the Relocated Premises. Landlord, at its sole cost and expense, shall perform the partitioning of the Relocated Premises and shall place the same into substantially equivalent condition to that in which the Original Premises were in prior to such relocation, and Landlord shall also reimburse Tenant for Tenant’s reasonable out-of-pocket moving expenses in so relocating to the Relocated Premises (including the cost to move Tenant’s telephone and data service) upon billing therefor from Tenant, which billing shall include reasonable evidence thereof in the form of paid invoices, receipts and the like. Tenant shall not be required to vacate the Original Premises and to relocate to the Relocated Premises until the Relocated Premises shall be substantially complete subject to punch list items and items of long lead time. Upon any such relocation the Tenant shall enter into an amendment to this Lease confirming such relocation, but the Tenant’s failure to enter into such amendment shall not affect in any manner the relocation of the Premises demised under this Lease from the Original Premises to the Relocated Premises. In connection with the foregoing, it is understood and agreed that in the event the rentable floor area of the Relocated Premises is less than or greater than the Rentable Floor Area of the Premises, Tenant’s payments on account of Annual Fixed Rent, operating expenses and real estate taxes for the Relocated Premises shall be adjusted proportionately.

2.2	Rights to Use Common Facilities

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, but not in a manner or extent that would materially interfere with the normal operation and use of the Building as a multi-tenant office building and subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, corridors, stairways, and elevators of the Building, and the pipes, ducts, shafts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) the loading areas serving the Building and the common walkways and driveways necessary for access to the Building, and (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby of such floor. Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or the Premises; provided, however, that Landlord covenants that at least one telecommunications service provider will provide service to the Building and the Premises. If Tenant requests access for a telecommunications service provider who is not already providing service to the Building and if Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its sole discretion.

2.2.1	Tenant’s Parking

In addition, Landlord shall provide to Tenant monthly privileges in the number specified in Section 1.1 for the parking of automobiles, in common with use by other tenants from time to time of the Complex, and on a first-come, first-served basis, and Landlord shall not be obligated to furnish stalls or spaces on the Site specifically designated for Tenant’s use. In the event that the Rentable Floor Area of the Premises decreases at any t~~i~~me during the Lease Term, the Number of Parking Spaces provided to Tenant hereunder shall be reduced proportionately. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site, The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6. Further. Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3	Landlord’s Reservations

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, and (b) to alter or relocate any other common facility, provided that substitutions are substantially equivalent or better. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Except in the case of emergencies or for normal cleaning and maintenance operations, Landlord agrees to use its best efforts to give Tenant reasonable advance notice of any of the foregoing activities which require work in the Premises.

2.4	Habendum

The Term of this Lease shall be the period specified in Section 1.1 hereof as the “Lease Term.” unless sooner terminated as herein provided. The Commencement Date in Section 1.1 shall be the Commencement Date of the Lease Term.

2.5	Fixed Rent Payments

Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Boston Properties Limited Partnership either (i) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557, (ii) by wire transfer to Bank of America in Dallas, Texas, Bank Routing Number 0260-0959-3 or (iii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012, and in the case of (ii) or (iii) referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address, (a) on the Rent Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (b) on the Commencement Date and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Lease Term, an amount estimated by Landlord from time to time to cover Tenant’s monthly payments for electricity under Section 2.8.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and. if the Rent Commencement Date is a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Other charges payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Rent Commencement Date; and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

Notwithstanding anything contained herein or in Section 1.1 to the contrary, it is understood and agreed that in the event Tenant shall default in its obligations under this Lease at any time during the first twelve (12) months of the Term of this Lease, Annual Fixed Rent for the month of June. 2010 shall immediately become due and payable.

2.6	Operating Expenses

“Landlord’s Operating Expenses” means the cost of operation of the Buildings and the Site which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Buildings and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any additional rent which may be due under this Lease and other leases of space in the Buildings for not more than 12 months in the case of both fixed rent and additional rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, workmen’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining, managing, insuring or cleaning of the Buildings or Site, water, sewer, electric (to the extent not payable pursuant to Section 2.8), gas. oil and telephone charges (excluding heating, ventilating and air conditioning, electricity and utility charges separately chargeable to tenants); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees), cost of snow removal and care of landscaping; payments under service contracts with independent contractors; payments by the Landlord to the town in which the Complex is located relating to traffic safety, fire safety, and other governmental services and programs; management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the service rendered; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building; and all other reasonable and necessary expenses paid in connection with the operation, cleaning, management, insuring and maintenance of the Buildings and the Site and properly chargeable against income; provided, however, there shall be included (a) depreciation for capital expenditures made by Landlord during the Lease Term (i) to reduce operating expenses if Landlord shall have reasonably determined that the annual reduction in operating expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are hereafter in force and first apply to the Building after the date of this Lease (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”); plus (b) in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Buildings is located; depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; and further provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other operating expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal.

The following costs and expenses shall be excluded from Landlord’s Operating Expenses: principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Site; capital improvements to the Property other than Permitted Capital Expenditures; legal fees, space planner’s fees, architect’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals); fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building, interest, fines or penalties for late payment or violations of Legal Requirements by Landlord, if any, except to the extent incurring such expense is either (a) a reasonable business expense under the circumstances or (b) caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense; the cost of remediation and removal of “Hazardous Materials” (as that term is defined in Section 5.3 below) in the Building or on the Site required by “Hazardous Materials Laws” (as that term is defined in Section 5.3 below), provided, however, that the provisions of this clause shall not preclude the inclusion of costs with respect to materials (whether existing at the Property as of the date of this Lease or subsequently introduced to the Property) which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 5.3 of this Lease for all costs of remediation and removal of Hazardous Materials to the extent caused by Tenant Parties; and depreciation for the Building.

“Operating Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Operating Expenses for and pertaining to the Buildings as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings plus (b) the same proportion of Landlord’s Operating Expenses for and pertaining to the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings.

“Base Operating Expenses” is hereinbefore defined in Section 1.1. Base Operating Expenses shall not include (i) market-wide cost increases due to extraordinary circumstances, including but not limited to, Force Majeure (as defined in Section 6.1), boycotts, strikes, conservation surcharges, embargoes or shortages and (ii) the cost of any Permitted Capital Expenditures.

“Base Operating Expenses Allocable to the Premises” means (i) the same proportion of Base Operating Expenses for and pertaining to the Buildings as the Rentable Floor Area of the Premises bears to 95% of the Rentable Floor Area of the Buildings plus (ii) the same proportion of Base Operating Expenses for and pertaining to the Site as the Rentable Floor Area of the Premises bears to 95% of the Rentable Floor Area of the Buildings.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises, then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6. The Base Operating Expenses Allocable to the Premises do not include any costs in respect of electricity and HVAC, provision for the payment of which is made in Section 2.8 of this Lease.

Not later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses and Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as additional rent, and the amount of operating expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

Within a reasonable period of time after Tenant’s written, reasonable request therefor, which request may be made only as to the calendar year immediately preceding the calendar year in which Tenant shall make such request and only within ninety (90) days of Tenant’s receipt of the aforesaid annual statement for such preceding calendar year, as a limited audit right, and so long as no Event of Default exists Landlord shall provide Tenant with back-up information relating to a specific item of common area costs and expenses, but in no event shall Tenant withhold payment of all or any portion of its share of the common area costs and expenses or other amounts due under this Lease on account of such request. If such examination reveals that Landlord’s Operating Expenses for a calendar year have been (a) overstated by Landlord, then an equitable adjustment shall be made in the amount paid or payable pursuant to this Section 2.6 for such calendar year, and appropriate credit shall be made against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any other sums due from Tenant to Landlord under this Lease (or refund such amount if the Term has ended and Tenant has no further obligation to Landlord) or (b) understated by Landlord, then an equitable adjustment shall be made in the amount paid or payable pursuant to this Section 2.6 for such calendar year and an appropriate payment shall be made by Tenant to Landlord within thirty (30) days after Landlord bills Tenant therefor. Tenant agrees that any such information obtained from Landlord shall remain absolutely confidential, except for such information Tenant is required to furnish to Tenant’s tax auditors, accountants, attorneys or others in accordance with any court or administrative order or proceedings. Without limiting the generality of the foregoing, under no circumstances shall Tenant provide any such information to any examiner of Tenant who is being paid by Tenant on a contingent fee basis. The provisions of the two immediately preceding sentences shall survive the expiration or earlier termination of this Lease.

In addition, Tenant shall make payments monthly on account of Tenant’s share of increases in Landlord’s Operating Expenses anticipated for the then current year at the time and in the fashion herein provided for the payment of Annual Fixed Rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s share of such increases in Landlord’s Operating Expenses for each calendar year during the Term.

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

Notwithstanding anything contained herein to the contrary, Landlord hereby agrees that over the course of the Lease Term it will not collect more than one hundred percent (100%) of Landlord’s Operating Expenses allocable to such time period.

2.7	Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. In addition, payments by Tenant on account of increases in real estate taxes anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s share of such increases, at least ten (10) days before the day on which such payments by Landlord would become delinquent. Not later than one hundred twenty (120) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Buildings and the Site and abatements and refunds of any taxes and assessments. Expenditures for legal fees and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.7 against monthly installments of fixed rent next thereafter coming due (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

Notwithstanding anything contained herein to the contrary, Landlord hereby agrees that over the course of the Lease Term it will not collect more than one hundred percent (100%) of real estate taxes allocable to such time period.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i)	“Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date. If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

(ii)	“Landlord’s Tax Expenses Allocable to the Premises” shall mean (a) the same proportion of Landlord’s Tax Expenses for and pertaining to the Buildings as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings plus (b) the same proportion of Landlord’s Tax Expenses for and pertaining to the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings.

(iii)	“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Buildings and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv)	“Base Taxes” is hereinbefore defined in Section 1.1.

(v)	“Base Taxes Allocable to the Premises” means (i) the same proportion of Base Taxes for and pertaining to the Buildings as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings, plus (ii) the same proportion of Base Taxes for and pertaining to the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Buildings.

(vi)	“Real estate taxes” means all taxes and special assessments of every kind and nature assessed by any governmental authority on the Buildings or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Complex, the Buildings and the Property and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes and from real estate taxes in any subsequent year if such expense relates to a Tax Year outside of the Lease Term. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes arc being determined. There shall be excluded from such taxes (a) any penalties or interest owing by reason of Landlord’s failure to pay such taxes when due, and (b) all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Complex or Buildings or Property, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinet from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

2.8	Tenant Electricity

Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share (hereinafter defined) of the cost incurred by the Landlord in furnishing electricity and heating, ventilating and air conditioning (“HVAC”) to the Building and the Site, including common areas and facilities and space occupied by tenants, (but expressly excluding utility charges separately chargeable to tenants for additional or special services), and Tenant shall pay on account thereof, at the time that monthly installments of Annual Fixed Rent are due and payable, as Additional Rent, an amount equal to 1/12th (prorated for any partial month) of the amount estimated by Landlord from time to time as the Tenant’s Proportionate Share of the annual cost thereof. If with respect to any calendar year falling within the Term or fraction of a calendar year falling within the Term at the beginning or end thereof, the Tenant’s Proportionate Share of the cost of furnishing electricity and HVAC to the Building and the Site exceeds the amounts payable on account thereof, then Tenant shall pay to Landlord, as Additional Rent, on or before the thirtieth (30th) day following receipt by Tenant of the statement referred to below in this Section 2.8, Tenant’s Proportionate Share of the amount of such excess or if Tenant’s proportionate share of the cost of furnishing electricity and HVAC to the Building and the Site is less than the amounts payable on account thereof, then Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.8 against monthly installments of fixed rent next thereafter coming due and any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord). For and with respect to the electricity and HVAC of the Building, the Tenant’s Proportionate Share shall be a fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the total rentable floor area of the Building from time to time under lease to tenants, and for and with respect to the electricity for the Site the Tenant’s Proportionate Share shall be a fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the total rentable floor area of the Buildings from time to time under lease to tenants.

Not later than one hundred twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a reasonably detailed accounting certified by a representative of Landlord showing for the preceding calendar year, or fraction thereof, as the case may be, the costs of furnishing electricity and HVAC to the Building and the Site. Said statement to be rendered to

Tenant also shall show for the preceding year or fraction thereof, as the case may be, the amount already paid by Tenant on account of electricity and HVAC, and the amount remaining due from, or overpaid by, Tenant for the year or other period covered by the statement.

ARTICLE III

Condition of Premises; Alterations

3.1	Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

ARTICLE IV

Landlord’s Covenants: Interruptions and Delays

4.1	Landlord Covenants

4.1.1	Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6.

4.1.2	Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord.

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Subject to the escalation provisions of Section 2.6 and except as otherwise provided in Article VI, (i) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities as may be necessary to keep them in serviceable condition and (ii) to maintain the Building (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar properties in the Boston West Suburban Market.

4.1.4	Door Signs

To provide and install, at Landlord’s expense for the initial installation (all changes thereafter at Tenant’s expense), letters or numerals on exterior doors in the Premises to identify Tenant’s official name and Building address; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted on the Premises.

4.2	Interruptions and Delays in Services and Repairs, Etc

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building or Site however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 6.1 hereof) Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

In the event that, through no fault of Tenant, the electrical, heating, ventilating, air conditioning, or all elevator service to the Premises shall be shut down for more than five (5) full and consecutive business days, but only as a result of causes which are covered by Landlord’s loss of rentals insurance, then, Tenant shall be entitled to an abatement of Annual Fixed Rent equal to the “Insurance Amount” (hereinafter defined). The “Insurance Amount” shall be an amount equal to the payment actually received by Landlord (but only allocable to and on account of the Premises) for such shut down of electricity service to the Premises from Landlord’s insurance earner providing such loss of rents insurance less the amount of any deductible contained in such loss of rents insurance coverage. Notwithstanding anything herein contained to the contrary, in no event shall any of the events referred to in this Section give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

ARTICLE V

Tenant’s Covenants

Tenant covenants and agrees to the following during the term and such further time as Tenant occupies any part of the Premises;

5.1	Payments

To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall grant Landlord access to Tenant’s account with such utility company or provider so that Landlord can review the utility bills relating to the Premises.

5.2	Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises in good order, repair and condition, reasonable wear and tear only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, damage by fire or taking under the power of eminent domain only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear only excepted, first removing (i) all goods and effects of Tenant, (ii) the wiring installed by or for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers, unless Landlord, by notice to Tenant given at least ten (10) days before such expiration or termination, specifies that such wiring need not be removed, and (iii) to the extent specified by Landlord by notice to Tenant given at least ten (10) days before such expiration or termination, all alterations and additions made by Tenant and all partitions installed by or for Tenant, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the Additional Building caused by Tenant, Tenant’s agents, employees, contractors, sublessees, licensees, concessionaires or invitees. Tenant shall maintain all its equipment, furniture and furnishings in good order and repair.

5.3	Use

From the commencement of the Term to use and occupy the Premises for the Permitted Uses only, and not to injure or deface the Premises, Building, the Additional Building, the Site or any other part of the Complex nor to permit in the Premises or on the Site any auction sale, vending machine, or inflammable fluids or chemicals, or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, nor to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office building of the first class in the quality of its maintenance, use and occupancy, or which is improper, offensive, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building, Further, (i) Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively “Hazardous Materials”), under federal, state or local laws, rules and regulations, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C. Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”), (ii) Tenant shall immediately notify Landlord of any incident in. on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to comply with each of the foregoing and (iv) Landlord shall have the right to make such inspections (including testing) as Landlord shall elect from time to time to determine that Tenant is complying with the foregoing. Notwithstanding the foregoing, Tenant may use normal amounts and types of substances typically used for office uses, provided that Tenant uses such substances in the manner which they are normally used, and in compliance with all Hazardous Materials Laws and other applicable laws, ordinances, bylaws, rules and regulations, and Tenant obtains and complies with all permits required by Hazardous Materials Laws or any other laws, ordinances, bylaws, rules or regulations prior to the use or presence of any such substances in the Premises.

5.4	Obstructions: Items Visible From Exterior; Rules and Regulations

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the Additional Building or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs, curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations now or hereafter made by Landlord, of which Tenant has been given notice and which are of uniform applicability to all tenants of the Building, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such rules and regulations.

5.5	Safety Appliances; Licenses

To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6	Assignment; Sublease

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under Sections 5.6.1-5.6.6 shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof.

5.6.1	Notwithstanding the provisions of Section 5.6 above, in the event Tenant desires to assign this Lease or to sublet the whole (but not part) of the Premises (no partial subletting being permitted other than as provided in Section 5.6.4 below), Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 5.6.3 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, all other information necessary to make the determination referred to in said Section 5.6.3 and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.4 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.4.

5.6.2

Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant’s Proposed Transfer Notice (the “Acceptance Period”), to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 5.6.3, 5.6.5 and 5.6.6 shall be applicable. This Section 5.6.2 shall not be applicable to an assignment or sublease pursuant to Section 5.6.4.

5.6.3	Notwithstanding the provisions of Section 5.6 above, but subject to the provisions of this Section 5.6.3 and the provisions of Sections 5.6.5 and 5.6.6 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 5.6.2, or shall have failed to give any or timely notice under Section 5.6.2, then for a period of ninety (90) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.2 as the case may be, Tenant shall have the right to assign this Lease or sublet the whole (but not part) of the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)	the proposed assignee or subtenant is a tenant in the Building or elsewhere on the Site (and Landlord has available space in the Complex) or is in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere on the Site or is not of a character consistent with the operation of a first class office building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b)	the proposed assignee or subtenant is not of good character and reputation, or

(c)	the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations with respect to the Subleased Premises as and when due or required, or

(d)	the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e)	the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden on elevators or other Building systems or equipment over the burden prior to such proposed subletting or assignment; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)	there shall be existing an Event of Default (defined in Section 7.1) or there have been three (3) or more Event of Default occurrences during the Term, or

(g)	any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(h)	the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease, or

(i)	due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Property.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease (the whole but not part of the Premises) or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within ninety (90) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.1 shall be applicable.

5.6.4

Notwithstanding the foregoing provisions of Sections 5.6,5.6.2 and 5.6.3 above, but subject to the provisions of Sections 5.6.5 and 5.6.6 below, Tenant shall have the right without Landlord’s consent to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation, or (ii) which is under common control with Tenant, or (iii) which purchases all or substantially all of the assets of Tenant, or (iv) which purchases all or substantially all of the stock of

(or other membership interests in) Tenant or (v) which merges or combines with Tenant, provided that the entity to which this Lease is so assigned or which so sublets all of the Premises has a credit worthiness (e.g. assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than the Tenant as of the date of this Lease, or with respect to a partial sublease has the financial capability in Landlord’s sole determination to perform the obligations relating to the portion of the Premises sublet (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

5.6.5	In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.4 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate prorations in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, legal fees and alteration expenses and allowances, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within ten (10) days of receipt of same by Tenant.

5.6.6	(A) It shall be a condition of the validity of any assignment or subletting consented to under Section 5.6.3 above, or any assignment or subletting of right under Section 5.6.4 above, that both Tenant and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a subletting, the subtenant’s liability for such payments shall be limited to the amounts payable therefor by such subtenant under its sublease.), (b) to comply with the provisions of Sections 5.6 through 5.6.6 hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 8.13) as provided in Section 8.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B) As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of (i) $1000.00 and/or (ii) reasonable out of pocket legal fees or other expenses incurred by Landlord in connection with such request.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.6 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D) The consent by Landlord to an assignment or subletting under Section 5.6.3 above, or the consummation of an assignment or subletting of right under Section 5.6.4 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting.

(E) On or after the occurrence of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F) Without limiting Tenant’s obligations under Section 5.12, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

5.7	Right of Entry

To permit Landlord and its agents to examine the Premises at reasonable times and upon reasonable prior written or verbal notice (except in the event of an emergency) and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary; to remove, at Tenant’s expense, any alterations, addition, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the Premises to prospective tenants during the eleven (11) months preceding expiration of the Term and to prospective purchasers and mortgagees at all reasonable times.

5.8	Floor Load; Prevention of Vibration and Noise

Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.9	Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon “Tenant’s Property” (as defined in Section 8.4 hereof) in the Premises to whomever assessed.

5.10	Compliance with Laws

To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the use or occupancy of the Premises; provided that Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building unless the same are required by such Legal Requirements as a result of or in connection with Tenant’s use or occupancy of the Premises beyond normal use of space of this kind. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.10.

5.11	Payment Of Litigation Expenses

As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor.

5.12	Alterations

Tenant shall not make alterations and additions to Tenant’s Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises shall be in Landlord’s sole discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s opinion might adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to

Article III hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour, plus (ii) third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry insurance in accordance with Section 8.14 herein, and to deliver to Landlord certificates of all such insurance. Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Complex which shall, at any time after commencement of the Term, result from any alteration, addition or improvement to the Premises made by Tenant. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

5.13	Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord.

5.14	Patriot Act

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 8.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE VI

Casualty and Taking

6.1	Damage Resulting From Casualty

In case during the Lease Term the Building is damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days from the time that repair work would commence as reasonably determined by Landlord, Landlord may, at its election, terminate this Lease by notice given to Tenant within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the last year of the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence as reasonably determined by Landlord, Tenant may, at its election, terminate this Lease by notice given to Landlord within sixty (60) days after the date of such fire or other casualty, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or any part thereof is damaged by fire or casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding “Tenant’s Property” (as defined in Section 8.4 hereof)) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s share of operating expenses and Tenant’s share of real estate taxes according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds (plus any amount Landlord elects to self-insure pursuant to Section 8.12).

Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed within ten (10) months from the date of the casualty or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow (but in no event beyond sixteen (16) months from the date of the casualty or taking), Tenant shall have the right to terminate this Lease at any time after the expiration of such ten month (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein. “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war. terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, casualty or other causes reasonably beyond Landlord’s control (excluding Landlord’s financial difficulties) or attributable to Tenant’s action or inaction.

6.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord (or would have been maintained by Landlord had it not elected to self-insure pursuant to Section 8.12) and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within thirty (30) days from the time that repair work would commence. Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within thirty (30) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3	Rights of Termination for Taking

If the entire Building, or such portion of the Premises or access to the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes, shall be taken by condemnation or right of eminent domain. Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if so much of the Building or Site shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing. Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4	Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Complex and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request, and if Tenant shall fail to execute and deliver the same within fifteen (15) days after notice from Landlord, Tenant hereby covenants and agrees that Landlord shall be irrevocably designated and appointed as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof which conform with the provisions hereof

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures or improvements paid for by Tenant and which Tenant is permitted to remove upon the expiration or earlier termination of the Term installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

Default

7.1	Tenant’s Default

(a)	If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i)	Tenant shall fail to pay any installment of the Annual Fixed Rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) days after notice from Landlord thereof, or

(ii)	Landlord having rightfully given the notice specified in subdivision (i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the Annual Fixed Rent, Additional Rent or any other monetary amount due under this Lease on or before the date on which the same become due and payable, or,

(iii)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Sections 5.6 through 5.6.5 of this Lease, or

(iv)	Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately jeopardize Landlord’s interest (such as, but without limitation, failure to maintain general liability insurance, or the employment of labor and contractors within the Premises which interfere with Landlord’s work, in violation of Exhibit B-l), and such failure continues for three (3) days after notice from Landlord to Tenant thereof; or

(v)	Tenant shall neglect or fail to perform or observe any other requirement, term, covenant or condition of this Lease (not hereinabove in this Section 7.1(a) specifically referred to) on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such neglect or failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(vi)	Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii)

Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(vii)	A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)	If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re-enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)

In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

(d)

(i) Landlord may elect, as an alternative, to have Tenant pay liquidated damages, which election may be made by notice given to Tenant at any time after the termination of this Lease under this Section 7.1, above, and whether or not Landlord shall have collected any damages as hereinbefore provided in this Article VII, and in lieu of all other such damages beyond the date of such notice. Upon such notice, Tenant shall promptly pay to Landlord, as liquidated damages, in addition to any damages collected or due from Tenant from any period prior to such notice and all expenses which Landlord may have incurred with respect to the collection of such damages, such a sum as at the time of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges which would have been payable by Tenant under this Lease for the remainder of the Lease Term if the Lease terms had been fully complied with by Tenant, over and above (b) the discounted present value, at a discount rate of 6%, of the Annual Fixed Rent, Additional Rent and other charges that would be received by Landlord if the Premises were re-leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in Annual Fixed Rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord.

In lieu of any other damages or indemnity and in lieu of the recovery by Landlord of all sums payable under all the foregoing provisions of this Section 7.1, Landlord may elect to collect from Tenant, by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in this Article VII or otherwise terminated by breach of any obligation of Tenant and before such full recovery, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the sum of (x) the Annual Fixed Rent and all Additional Rent payable for the lesser of (i) the twelve (12) months ended next prior to such termination or (ii) the number of months then remaining in the Term of this Lease, plus (y) the amount of Annual Fixed Rent and Additional Rent of any kind accrued and unpaid at the time of such election plus any and all expenses which the Landlord may have incurred for and with respect to the collection of any of such rent.

(ii) For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s share of excess taxes. Tenant’s share of excess operating costs and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)

In case of any Event of Default, re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

(f)	The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for, Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

7.2	Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, provided, however, that if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period and Landlord has commenced such cure within such thirty (30) day period, Landlord shall have such additional time as is reasonably required to cure any such default provided Landlord diligently and continually prosecutes such cure to completion. The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

Insurance and Indemnity

8.1	Tenant’s Indemnity

(a) Indemnity. To the maximum extent permitted by law, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building or the garage, or on common areas or the Complex, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties, or (iv) any breach of this Lease by Tenant. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages in fact result from such Landlord Party negligence or willful misconduct. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Party. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease or the common law.

(b) Breach. In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 8.1(b).

(c) No limitation. The indemnification obligations under this Section 8.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d) Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form acceptable to Landlord.

(e) Survival. The terms of this Section 8.1 shall survive any termination or expiration of this Lease.

(f) Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

8.2	Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Complex as Tenant is given the right to use by this Lease at Tenant’s own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Complex, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Complex, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Complex, or from drains, pipes or plumbing fixtures in the Building or the Complex. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable until the expiration or earlier termination of the Lease Term and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

8.3	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include broad form contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be Three Million and 00/100 Dollars (S3,000,000,00) per occurrence. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

8.4	Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of the Lease, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and containing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and all alterations, improvements and other modifications made by or on behalf of the Tenant in the Premises, and other property of Tenant located at the Premises, which are permitted to be removed by Tenant at the expiration or earlier termination of the Lease Term except to the extent paid for by Landlord (collectively “Tenant’s Property”). The business interruption insurance required by this Section 8.4 shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any year during the Term, plus any Additional Rent due and payable for the immediately preceding year during the Term. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Lease; provided, however, that with respect to the “all risk” coverage required hereunder. Landlord shall only be named as loss payee to the extent that Landlord is required to repair or restore the property covered thereunder in connection with Article VI hereinbelow. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy. Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article VI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

8.5	Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereafter, (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1000.000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

8.6	Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; (2) be primary and noncontributory; and (3) contain an endorsement endeavoring to provide Landlord with thirty (30) days’ prior notice of cancellation, failure to renew or reduction of amount of insurance. No such policy shall contain any deductible or self-insured retention greater than Twenty-Five Thousand and 00/100 Dollars ($25000.00) Such deductibles and self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 8.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

8.7	Additional Insureds

The commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 8.3 of this Lease, shall name Landlord, Landlord’s managing agent, and such other Persons as

Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured.

8.8	Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, are attached as Exhibit F). Failure by the Tenant to provide the certificates or letters required by this Section 8.8 shall not be deemed to be a waiver of the requirements in this Section 8.8. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

8.9	Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify’ the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 8.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant or other occupant or any of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

8.10	No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Complex and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Complex or the property of Landlord in amounts reasonably satisfactory to Landlord.

8.11	Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Complex and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

8.12	Landlord’s Insurance

(a) Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” type insurance form, with customary exceptions, subject to such deductibles as Landlord may reasonably determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Landlord’s Operating Expenses. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.

(b) Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Complex, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Property. The cost of all such additional insurance shall also be part of the Landlord’s Operating Expenses.

(c) Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(d) No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

8.13	Waiver of Subrogation

The parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all “Tenant Parties” (hereinafter defined), and in the case of Tenant, against all “Landlord Parties” (hereinafter defined), for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section, The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

8.14	Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.

ARTICLE IX

Miscellaneous Provisions

9.1	Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other. Further, the acceptance by Landlord of Annual Fixed Rent, Additional Rent or any other charges paid by Tenant under this Lease shall not be or be deemed to be a waiver by Landlord of any default by Tenant, whether or not Landlord knows of such default, except for such defaults as to which such payment relates.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

9.2	Cumulative Remedies

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

9.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, including ground or master lessees, to the extent of their respective interests, as and when they shall acquire same and then only for so long as they shall retain such interest.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any Trust of which any person holding Landlord’s interest is Trustee, nor any member, manager, partner, director or stockholder nor Landlord’s managing agent shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor Trustee to the persons named herein as Landlord, or any beneficiary of any Trust of which any person holding Landlord’s interest is Trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent, to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the demised premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same. In no event shall Landlord or Tenant ever be liable to the other party for any indirect or consequential damages suffered from whatever cause; provided that the foregoing shall not limit or alter any procedural right or remedy of Landlord under this Lease nor shall the same apply to the obligations of Tenant with respect to any hold over by Tenant after the expiration or earlier termination of this Lease. In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of the Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of the Tenant under this Lease or act as any termination of this Lease.

9.4	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the mortgaged premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 9.4 or Section 9.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit G then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 9.4. Further no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with the prior written consent of all holder(s) of such mortgages and ground leases, and any such payment without such consent shall not be binding on such holder(s).

9.5	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)	That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)	That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or. in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor. Tenant acknowledges that it has been informed by Landlord that Landlord has entered into certain agreements with its lenders (“Lenders”) which require it to include in this Lease (and requires Tenant to include in any sublease which may be permitted hereunder) the following provisions: (i) no rent payable under this Lease or under any such sublease may be based in whole or in part on the income or profits derived from the Premises or any subleased premises except for percentage rent based on gross (not net) receipts or sales; (ii) if

Lenders succeed to the Landlord’s interests under this Lease and are advised by Lenders’ counsel that all or any portion of the rent payable under this Lease is or may be deemed to be unrelated business income within the meaning of the Internal Revenue Code of the 1986, as amended, or the regulations issued thereunder, Lenders may elect to amend unilaterally the calculation of rents under this Lease so that none of the rents payable to Lenders under this Lease will constitute unrelated business income, provided that such amendment will not increase the Tenant’s payment obligations or other liability under this Lease or reduce the Landlord’s obligations under this Lease; and (iii) if Lenders request, Tenant will be obligated to execute any document Lenders may deem necessary to effect the amendment of this Lease in accordance with the foregoing subsection (ii), Further, no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with Lenders’ prior written consent, and any such payment without such consent shall not be binding on Lenders.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 9.3 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

9.6	Surrender

(A) No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease, provided, however, that the foregoing shall not apply to the delivery of keys to Landlord or its agents in its (or their) capacity as managing agent or for purpose of emergency access. In any event, however, the delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

(B) Upon the expiration or earlier termination of the Lease Term, Tenant shall surrender the Premises to Landlord in the condition as required by Article III and Sections 5.2 and 5.12, first removing all goods and effects of Tenant and completing such other removals as may be permitted or required pursuant to Section 5.2.

9.7	Brokerage

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker, if any, designated in Section 1.1 hereof.

9.8 Invalidity of Particular Provisions

If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is hold invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.9 Provisions Binding, Etc

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant, but has reference only to those instances in which Landlord may have later given consent to a particular assignment as required by the provisions of Article V hereof.

9.10 Recording; Confidentiality

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants, investors, subtenants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure. Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

9.11	Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice). A copy of all notices to Tenant shall also be sent to Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, Attention: Gil Arie, Esq.

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department.

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

9.12	When lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

9.13	Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

9.14	Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that in the case of a future mortgage the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request (Tenant hereby agreeing to pay any legal or other fees charged by the mortgagee in connection with providing the same). Tenant hereby appoints such mortgagee (from time to time) as Tenant’s attorney-in-fact to execute such subordination upon default of Tenant in complying with such mortgagee’s (from time to time) request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing for the Building or Complex, a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

9.15	Status Reports and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within ten (10) days after the request of Landlord made from time to time, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Complex or any potential purchaser of the Premises, the Building, the Site and/or the Complex, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as reasonably requested by Landlord including, but not limited to financial statements for the past three (3) years, Landlord shall keep any non-public information provided by Tenant pursuant to this Section 9.15 confidential, and shall not disclose the same other than (i) to Landlord’s officers, employees and consultants (or to any of the Interested Parties) or (ii) to the extent required by applicable law or by any administrative, governmental or judicial proceeding. Any such status statement or financial statement delivered by Tenant pursuant to this Section 9.15 may be relied upon by any Interested Party.

9.16	Self-Help

If there shall be an Event of Default under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of two and one-half percentage points over the then prevailing prime or base rate in Boston as set by Bank of America, N.A., or its successor) (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be additional rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

9.17	Holding Over

Any holding over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) for the first thirty days in which the Tenant holds over an amount equal to one hundred and fifty percent (150%) of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease and after the first thirty days in which the Tenant holds over and thereafter on amount equal to two hundred percent (200%) of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

9.18	Intentionally Omitted

9.19	Security Deposit

(A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of $35,218.34 and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 9.19, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Upon the occurrence of any Event of Default, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, apply such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) days after notice from Landlord deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 9.19. While Landlord holds any deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the lessor in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground lessor.

(B) (a) Landlord shall return a $17,609.17 portion of such deposit to Tenant so that the remainder of such deposit shall be $17,609.17 on the first day of the twenty fifth (25th) month of the Lease Term if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord and (iii) there have been no more than two (2) Event of Default occurrences during the Term.

(b) If Tenant believes that it has satisfied all the conditions precedent to a reduction in the amount of the security deposit, then it shall request such reduction in writing to Landlord, which request shall certify to Landlord that all such conditions have been satisfied. If Landlord determines that all of the aforesaid conditions are met, the security deposit shall be so reduced in accordance with this Section.

(c) Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all Annual Fixed Rent and Additional Rent, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 9.19, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

9.20	Late Payment.

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any, Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand. Landlord agrees to waive the late charges due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment from Tenant within five (5) business days of the Due Date (provided further that if such payment is not received within the aforesaid five (5) business day period, interest on the Outstanding Amount will accrue as of the original Due Date). Any other late payments during that same calendar year shall be subject to the imposition of the late charge immediately following the Due Date as set forth above.

9.21	Additional Rent

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within ten (10) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given.

9.22	Waiver of Trial by Jury

To induce Landlord to enter into this Lease, the Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

9.23	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

(page ends here)

EXECUTED as a sealed instrument in two or more counterparts each of which shall be deemed to be an original.

WITNESS:		LANDLORD:

BP RESERVOIR PLACE LLC

		By:	Boston Properties Limited Partnership, its sole manager

			By:	Boston Properties, Inc., its general partner

By:
Name:
Title:

TENANT:

ATTEST:		PROFITECT, INC.

By:
Name:
By:		Title:	President or Vice President
Name:			(Hereunto Duly Authorized)
Title:	Secretary or Assistant Secretary

By:
Name:
		Title:	Treasurer or Assistant Treasurer
(Hereunto Duly Authorized)

(CORPORATE SEAL)

EXHIBIT A

DESCRIPTION

A parcel of land (the “Land”) in Waltham and Lexington, Middlesex County, Massachusetts containing 34.372 acres and shown on that certain plan entitled “Plan of Land in Waltham and Lexington, Middlesex Co., Mass.,” dated March 6, 1986, prepared by Land Surveys Incorporated, recorded with the Middlesex South District Registry of Deeds (the “Registry”) in Book 17090, Page End (the “Plan”), bounded and described as follows:

EASTERLY	by the Northern Circumferential Highway (Route 128) by two lines measuring 1,067.16 feet and 127.72 feet;

SOUTHEASTERLY AND SOUTHERLY	by the ramp to Trapelo Road and Trapelo Road by five lines measuring 309.05 feet, 262.57 feet, 122.01 feet, 78.18 feet, and 8.38 feet;

NORTHWESTERLY	by land N/F Reservoir Place Realty Trust, 110 feet;

SOUTHERLY	by land N/F Reservoir Place Realty Trust, 96.07 feet, and by land N/F William and Louise Butler, 99 feet;

NORTHWESTERLY	by land N/F Thomas P. and Sandra H. Kehoe, 105 feet;

SOUTHERLY	62 feet,

SOUTHEASTERLY	39.27 feet and 160 feet, and

NORTH-EASTERLY	39.27 feet, all by land of N/F Thomas P, and Sandra H. Kehoe;

SOUTHWESTERLY	by Trapelo Road, 95 feet;

NORTHWESTERLY	39.27 feet and 100 feet, and

SOUTHWESTERLY	102.57 feet, all by land N/F Leonard and Evalyn Weld;

NORTHWESTERLY	275 feet, and

SOUTHWESTERLY	122.35, by land N/F Robert L. and Barbara T. Anderson;

NORTHWESTERLY	by two lines measuring 235.15 feet and 284.27 feel, by lands N/F Edward J. and Beverly J. Mirabito, Carol Lane, N/F Charles J. Senior, Jr., N/F Donald and Shirley Gibbs, N/F Raymond R. and Bridget Picard, and N/F Henry F. Miller;

Exhibit A

WESTERLY	by five lines measuring 580.06 feel. 25 feet, 128.21 feet, 344.66 feet and 9.12 feet, by lands N/F Henry P, Miller, N/F John H and Nancy Russell, N/F Frederick and Anne Creamer, N/F J.S.C. Realty Trust, N/F Santo and Catherine Lafauci, N/F Jean Yves and Annette Morin, N/F Helen K. Hickey, Priscilla Lane, N/F Stanley C. and Louise H. Whynock, and the City of Waltham;

NORTHEASTERLY	692.16 feet by land N/F The C-R Trust;

EASTERLY	137.39 feet by Route 128;

SOUTHWESTERLY	by two lines measuring 336.67 feet and 286.94 feet by land N/F Tracer Lane Trust;

EASTERLY	by two lines measuring 506.14 feet and 325.94 feet, by land N/F Tracer Lane Trust;

NORTHERLY	45 feet,

WESTERLY	27 feet, and

NORTHERLY	555.01 feet, all by land N/F Tracer Lane Trust.

Together with the right, in common with others, to use Tracer Lane, a private way, throughout its entire length over the Land, for access to and from Trapelo Road, a public way, and for all other purposes for which public ways are normally used in the City of Waltham and the Town of Lexington, as shown on the Plan.

Together with the appurtenant right in common with others to use that portion of the Land located within the easement granted to Boston Edison Company by a Grant of Easement dated October 2, 1946 and recorded in the Registry in Book 7098, Page 118, for all purposes allowed under an Agreement with Boston Edison Company and Albamont Properties, Inc. dated January 31, 1975 and recorded in the Registry in Book 12771, Page 538.

Together with the appurtenant right and easement, in common with others, to discharge surface water contained in an Easement Indenture among Tracerlab, Inc. et al. dated January 9, 1957 and recorded in the Registry in Book 8892, Page 112.

Together with the appurtenant rights and easements, in common with others, granted to the owner of the Land in (a) an Indenture among Boston Edison Company et al. Dated September 19, 1966 and recorded in the Registry in Book 11258, Page 79, (b) a Utilities Maintenance Agreement among LFE Inc. et al dated September 19, 1966 and recorded in the Registry in Book 11258, Page 92, and (c) an Easement Indenture among 128 Realty Corporation et al. dated September 19, 1966 and recorded in the Registry in Book 11258, Page 061.

Exhibit A

Together with the right and easement, in common with others, granted the owner of the Land in an Agreement dated May 12, 1975 and recorded in the Registry in Book 12892, Page 410.

Together with the right to terminate the Agreement between Leonard N. Weld et ux. dated April 9, 1974 and recorded in the Registry in Book 12627, Page 235.

Exhibit A

EXHIBIT B-l

WORK AGREEMENT

1.1	Landlord’s Work	2
1.2	Quality and Performance of Work	2
1.3	Tenant’s Right to Use Furniture	2

Exhibit B-1

1.1	Landlord’s Work

Landlord shall, at its sole cost and expense, perform the work listed on Exhibit B-2 annexed hereto (“Landlord’s Work”). Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring. Landlord shall use reasonable speed and diligence to perform the Landlord’s Work; provided, however, that Landlord shall not be liable to Tenant for the failure to complete the Landlord’s Work by any given date so long as Landlord has used reasonable speed and diligence as aforesaid. In addition, it is acknowledged and agreed that Landlord will be performing the Landlord’s Work in the Premises while Tenant is in occupancy thereof, and accordingly Landlord and Tenant agree to cooperate with each other in good faith to insure that the Landlord’s Work can be undertaken in an efficient and cost-effective manner and so as to minimize any unreasonable interference with Tenant’s business operations in the Premises (consistent with the nature of the work being performed).

1.2	Quality and Performance of Work

All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all Insurance Requirements (as defined in Section 5.14 of the Lease). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Exhibit B (if any) (i) not later than the end of the sixth (6th) full calendar month next beginning after the Commencement Date with respect to the heating, ventilating and air conditioning systems servicing the Premises, and (ii) not later than the third (3rd) full calendar month next beginning after the Commencement Date with respect to Landlord’s Work obligations under this Exhibit B-l not referenced in (i) above. Tenant shall be deemed conclusively to have approved Landlord’s Work and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Exhibit B-1. Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work described in Exhibit B-2 and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

1.3	Tenant’s Right to Use Furniture

In consideration for the terms set forth in the Lease, Landlord agrees to allow Tenant to utilize the furniture located in the Premises as of the date of the Lease (the “Furniture”) during the Lease Term and Tenant agrees to maintain the same in good order and

Exhibit B-1

condition reasonable wear and tear excepted. Landlord makes no representation as to the fitness or suitability of such Furniture for Tenant’s purposes. Tenant may, as it deems appropriate or necessary, reconfigure the Furniture to combine with any of Tenant’s furniture and equipment, however. Tenant may not remove the Furniture from the Premises without Landlord’s prior consent. Landlord shall have no obligation for the maintenance, repair or replacement of any such Furniture. Upon the expiration of earlier termination of the Lease Term, Tenant shall yield up such Furniture to Landlord in the condition required by the Lease.

Exhibit B-1

EXHIBIT B-2

PLANS

Boston Properties	Tenant Work Letter Profiteet	Res Place 5/19/10

DELINEATION OF TURN-KEY WORK AND TENANT WORK MATRIX

Element	Description	Turn-Key Scope	Tenant Cost
Carpentry	Install Glass Inserts In (4) Doors, Build New Wall In Reception Area, Remove (1) Door Leading Into Lounge.	X
	Remove (1) Door And Create Wider Opening In Lounge Area.		X
	Reconfigure Existing Base Cabinets To Accept ADA Sink.		X
Millwork
	Install VCT Flooring In Room Off Reception area	X
Flooring
	Install Wood Flooring With Rubber Wall Base In Reception Area And Corner Office.		X
	Shampoo Existing Carpet.	X
Ceiling	Replaced Damaged Or Stained Ceiling Tile.	X
Wall Finishes	Patch and Paint Walls Affected By Work.	X

Gnarus Advisors	Page 1 of 73	5/28/2010

Exhibit B-2

Exhibit B-2

EXHIBIT C

LANDLORD SERVICES

I.	CLEANING

Cleaning and janitorial services shall be provided as needed Monday through Friday, exclusive of holidays observed by the cleaning company and, Saturdays and Sundays.

A.	OFFICE AREAS

Cleaning and janitorial services to be provided in the office areas shall include:

1.	Vacuuming, damp mopping of resilient floors and trash removal.

2.	Dusting of horizontal surfaces within normal reach (tenant equipment to remain in place).

3.	High dusting and dusting of vertical blinds to be rendered as needed.

B.	LAVATORIES

Cleaning and janitorial services to be provided in the common area lavatories of the building shall include:

1.	Dusting, damp mopping of resilient floors, trash removal, sanitizing of basins, bowls and urinals as well as cleaning of mirrors and bright work.

2.	Refilling of soap, towel, tissue and sanitary dispensers to be rendered as necessary.

3.	High dusting to be rendered as needed.

C.	MAIN LOBBIES, ELEVATORS, STAIRWELLS AND COMMON CORRIDORS

Cleaning and janitorial services to be provided in the common areas of the building shall include:

1.	Trash removal, vacuuming, dusting and damp mopping of resilient floors and cleaning and sanitizing of water fountains.

Exhibit C

2.	High dusting to be rendered as needed.

D.	WINDOW CLEANING

All exterior windows shall be washed on the inside and outside surfaces at frequency necessary to maintain a first class appearance.

II.	HVAC

A.	Heating, ventilating and air conditioning equipment will be provided with sufficient capacity to accommodate a maximum population density of one (1) person per one hundred fifty (150) square feet of useable floor area served, and a combined lighting and standard electrical load of 3.0 watts per square foot of useable floor area. In the event Tenant introduces into the Premises personnel or equipment which overloads the system’s ability to adequately perform its proper functions, Landlord shall so notify Tenant in writing and supplementary system(s) may be required and installed by Landlord at Tenant’s expense, if within fifteen (15) days Tenant has not modified its use so as not to cause such overload.

Operating criteria of the basic system shall not be less than the following:

(i)	Cooling season indoor temperatures of not in excess of 73 -79 degrees Fahrenheit when outdoor temperatures are 91 degrees Fahrenheit ambient.

(ii)	Heating season minimum room temperature of 68 - 75 degrees Fahrenheit when outdoor temperatures are 6 degrees Fahrenheit ambient.

B.	Landlord shall provide heating, ventilating and air conditioning as normal seasonal changes may require during the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday (legal holidays in all cases excepted).

If Tenant shall require air conditioning (during the air conditioning season) or heating or ventilating during any other time period, Landlord shall use Landlord’s best efforts to furnish such services for the area or areas specified by written request of Tenant delivered to the Building Superintendent or the Landlord before 3:00 p.m. of the business day preceding the extra usage. Landlord shall charge Tenant for such extra-hours usage at reasonable rates customary for first-class office buildings in the Boston Suburban market, and Tenant shall pay Landlord, as Additional Rent, upon receipt of billing therefor.

Exhibit C

III.	ELECTRICAL SERVICES

A.	Landlord shall provide electric power for a combined load of 3.0 watts per square foot of useable area for lighting and for office machines through standard receptacles for the typical office space.

B.	In the event that Tenant has special equipment (such as computers and reproduction equipment) that requires either 3-phase electric power or any voltage other than 120 volts, or for any other usage in excess of 3.0 watts per square foot, Landlord may at its option require the installation of separate metering (Tenant being solely responsible for the costs of any such separate meter and the installation thereof) and direct billing to Tenant for the electric power required for any such special equipment.

C.	Landlord will furnish and install, at Tenant’s expense, all replacement lighting tubes, lamps and ballasts required by Tenant. Landlord will clean lighting fixtures on a regularly scheduled basis at Tenant’s expense.

IV.	ELEVATORS

Provide passenger elevator service.

V.	WATER

Provide hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes.

VI.	CARD ACCESS SYSTEM

Landlord will provide a card access system at one entry door of the building.

Exhibit C

EXHIBIT D

FLOOR PLAN

Exhibit D

EXHIBIT E

Intentionally Omitted

Page I

Exhibit E

EXHIBIT F

FORM OF CERTIFICATE OF INSURANCE

ACORD. CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YY)

PRODUCER	THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.
	COMPANIES AFFORDING COVERAGE
109722-ALL-GL-06-07	COMPANY A
INSURED	COMPANY B
	COMPANY C
	COMPANY D

COVERAGES This certificate supersedes and replaces any previously issued certificate.

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED, NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

CO LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
	GENERAL LIABILITY				GENERAL AGGREGATE	$
	COMMERCIAL GENERAL LIABILITY				PRODUCTS - COMP/OP AGG	$
	CLAIMS MADE / OCCUR				PERSONAL & ADV INJURY	$
	OWNER'S & CONTRACTOR'S PROT				EACH OCCURRENCE	$
					FIRE DAMAGE (Any one fire)	$
					MED EXP (Any one person)	$
	AUTOMOBILE LIABILITY				COMBINED SINGLE LIMIT	$
	ANY AUTO				BODILY INJURY (Per person)	$
	ALL OWNED AUTOS					
	SCHEDULED AUTOS				BODILY INJURY (Per accident)	$
	HIRED AUTOS					
	NON-OWNED AUTOS				PROPERTY DAMAGE	$
	GARAGE LIABILITY				AUTO ONLY - EA ACCIDENT	$
	ANY AUTO				OTHER THAN AUTO ONLY:	
					EACH ACCIDENT	$
					AGGREGATE	$
	EXCESS LIABILITY				EACH OCCURRENCE	$
	UMBRELLA FORM				AGGREGATE	$
	OTHER THAN UMBRELLA FORM					$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY				X WC STATUTORY LIMITS / OTH-ER	
	THE PROPRIETOR/ PARTNERS/EXECUTIVE OFFICERS ARE: INCL / EXCL				EACH ACCIDENT	$
					DISEASE - POLICY LIMIT	$
					DISEASE - EACH EMPLOYEE	$
	OTHER					

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/SPECIAL ITEMS

CERTIFICATE HOLDER NYC-002611111-01	CANCELLATION
	SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE INSURANCE COMPANY WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES.
	AUTHORIZED REPRESENTATIVE Nancy Bartolino Nancy Bartolino

ACORD 25 (11/05)

© ACORD CORPORATION 1988

Exhibit F

ACORD

EVIDENCE OF PROPERTY INSURANCE

DATE (MM/DD/YYYY)

THIS EVIDENCE OF PROPERTY INSURANCE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE ADDITIONAL INTEREST NAMED BELOW. THIS EVIDENCE OF PROPERTY INSURANCE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

AGENCY / PHONE (A/C, No, Ext):	COMPANY
FAX (A/C, No): / E-MAIL ADDRESS:	
CODE: / SUB CODE:	
AGENCY CUSTOMER ID #:	
INSURED	LOAN NUMBER / POLICY NUMBER
	EFFECTIVE DATE / EXPIRATION DATE / ☐ CONTINUED UNTIL TERMINATED IF CHECKED
	THIS REPLACES PRIOR EVIDENCE DATED:

PROPERTY INFORMATION

LOCATION/DESCRIPTION

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS EVIDENCE OF PROPERTY INSURANCE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

COVERAGE INFORMATION

COVERAGE / PERILS / FORMS	AMOUNT OF INSURANCE	DEDUCTIBLE

REMARKS (Including Special Conditions)

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL _______ DAYS WRITTEN NOTICE TO THE ADDITIONAL INTEREST NAMED BELOW, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

ADDITIONAL INTEREST

NAME AND ADDRESS	☐ MORTGAGEE ☐ ADDITIONAL INSURED ☐ LOSS PAYEE
	LOAN #
	AUTHORIZED REPRESENTATIVE

ACORD 27 (2006/07)

© ACORD CORPORATION 1993-2006. All rights reserved.

The ACORD name and logo are registered marks of ACORD

Exhibit F

EXHIBIT G

LIST Of MORTGAGES

Mortgage, Security Agreement and Assignment of Leases and Rents dated July 30, 2009 recorded in the South Middlesex Registry of Deeds at Book 53314, Page 480 from Landlord to Capital One, N.A., said mortgagee having an address Capital One, N.A., Ten Post Office Square. 11th Floor, Boston, Massachusetts 02109, Attn: Joshua R. Howes with a courtesy copy to DLA Piper LLP (US). 33 Arch Street, 26th Floor, Boston, Massachusetts 02110. Attn: Francesco A. DeVito, Esq.

Exhibit G

FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE dated as of this 10th day of July, 2012, by and between BP RESERVOIR PLACE LLC, a Delaware limited liability company (“Landlord”) and PROFITECT, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated May 28, 2010 (the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 3,740 square feet of rentable floor area (the ‘‘Rentable Floor Area of the Existing Premises”) on the second (2nd) floor of the building (the “Building”) known as and numbered Reservoir Place Main, 1601 Trapelo Road, Waltham, Massachusetts (referred to herein as the “Existing Premises”).

Landlord and Tenant have agreed to increase the size of the Premises by adding thereto an additional 2,183 square feet of rentable floor area (the “Rentable Floor Area of the First Amendment Additional Premises”) located on the second (2nd ) floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “First Amendment Additional Premises”) upon all of the same terms and conditions contained in the Lease except as otherwise provided in this First Amendment to Lease (the “First Amendment”).

Landlord and Tenant are entering into this instrument to set forth said leasing of the First Amendment Additional Premises and to amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.	Effective as of the First Amendment Additional Premises Commencement Date (as determined in accordance with Section 1.1 of Exhibit B attached hereto), the First Amendment Additional Premises shall constitute a part of the “Premises” demised to Tenant under the Lease, so that the “Premises” (as defined in Section 1.1 of the Lease), shall include both the First Amendment Additional Premises and the Existing Premises.

2.	The Term of the Lease for the Existing Premises and the First Amendment Additional Premises shall be coterminous.

3.	(A ) Annual Fixed Rent for the Existing Premises shall continue to be payable as set forth in the Lease.

(B) Commencing on the First Amendment Additional Premises Commencement Date, Annual Fixed Rent for the First Amendment Additional Premises shall be payable at the annual rate of $63,852.75 (being the product of (i) $29.25 and (ii) the Rentable Floor Area of the First Amendment Additional Premises (being 2,183 square feet)).

4.	For the purposes of computing Tenant’s payments for Operating Expenses Allocable to the Premises pursuant to Section 2.6 of the Lease, Landlord’s Tax Expenses Allocable to the Premises pursuant to Section 2.7 of the Lease and electricity pursuant to Section 2.8 of the Lease, for the portion of the Term on and after the First Amendment Additional Premises Commencement Date, the “Rentable Floor Area of the Premises” shall comprise a total of 5,923 square feet including both the Rentable Floor Area of the Existing Premises (being 3,740 square feet) and the Rentable Floor Area of the First Amendment Additional Premises (being 2,183 square feet). For the portion of the Lease Term prior to the First Amendment Additional Premises Commencement Date, the “Rentable Floor Area of the Premises” shall continue to be the Rentable Floor Area of the Existing Premises for such purposes.

5.	Effective as of the First Amendment Additional Premises Commencement Date, the definition of “Number of Parking Privileges” contained in Section 1.1 of the Lease shall be deleted in its entirety and the following substituted therefor:

“Privileges for twenty-two (22) automobiles, seven (7) of which are located in the garage below the Building and fifteen (15) of which are located on the outdoor surface lot; provided, however, that Landlord may, upon at least ten (10) business days notice to Tenant given to Tenant at any one time (but no more than once) during the Lease Term, elect to decrease the number of parking privileges provided to Tenant in the garage below the Building by one (1) privilege (in which event the total Number of Parking Privileges provided to Tenant hereunder shall be twenty-one (21)).”

6.	The condition of the First Amendment Additional Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B and made a part hereof.

7.	(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment other than Landmark Real Estate Advisors (the “Broker”); and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment other than the Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be solely responsible for the payment of any commissions due to the Broker on account of the transaction contemplated by this First Amendment pursuant to separate agreement with said Broker.

8.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

9.	Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as herein amended.

10.	Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this First Amendment and that the person signing this First Amendment on its behalf has been duly authorized to do so.

[signatures appear on next page]

EXECUTED as a sealed instrument as of the date and year first above written.

LANDLORD:

WITNESS:	BP RESERVOIR PLACE LLC

	By:	Boston Properties Limited Partnership, its sole manager

		By:	Boston Properties, Inc.,
its general partner

By:
			Name:	David C. Provost
			Title:	SVP

WITNESS:	TENANT:

PROFITECT, INC.

By:
Name:
	Title:	CEO

EXHIBIT A

FIRST AMENDMENT ADDITIONAL PREMISES

[see attached]

RESERVOIR PLACE	2ND FLOOR
WALTHAM, MASSACHUSETTS	2,183 RSF

EXHIBIT B

LANDLORD’S WORK

1.1	Substantial Completion

(A)	Plans and Construction Process.

Landlord’s Work. Landlord shall perform the work listed on Exhibit B-l annexed hereto (“Landlord’s Work”). Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring. In addition, it is acknowledged and agreed that Landlord will be performing certain elements of the Landlord’s Work in the Existing Premises while Tenant is in occupancy thereof, and accordingly Landlord and Tenant agree to cooperate with each other in good faith to insure that the Landlord’s Work can be undertaken in an efficient and cost-effective manner and so as to minimize any unreasonable interference with Tenant’s business operations in the Existing Premises (consistent with the nature of the work being performed).

(B)	Substantial Completion; Tenant Delay.

(1)	Landlord’s Obligations. Subject to delays due to Tenant Delays (as hereinafter defined) and delays due to Force Majeure, as defined in Section 6.1 of the Lease, Landlord shall use reasonable speed and diligence to have the Landlord’s Work substantially completed on or before September 1, 2012 (the “Estimated Commencement Date”), but Tenant shall have no claim against Landlord for failure so to complete construction of Landlord’s Work in the First Amendment Additional Premises by any particular date provided that Landlord has used reasonable speed and diligence as aforesaid.

(2)	Definition of Substantial Completion. The First Amendment Additional Premises shall be treated as having been substantially completed and the First Amendment Additional Premises Commencement Date shall be deemed to have occurred on the later of:

(a)	The date on which Landlord’s Work, together with common facilities for access and services to the First Amendment Additional Premises, has been completed (or would have been completed except for Tenant Delay) except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant’s use of the First Amendment Additional Premises (i.e. so-called “punch list” items);

(b)	The date when permission has been obtained from the applicable governmental authority, to the extent required by law, for occupancy by Tenant of the First Amendment Additional Premises for the Permitted Use, unless the failure to obtain such permission is due to a Tenant Delay; or

(c)	September 1, 2012.

In the event of any dispute as to the date on which Landlord’s Work has been completed, the reasonable determination of Landlord’s architect as to such date shall be deemed conclusive and binding on both Landlord and Tenant.

(3)	Incomplete Work. Landlord shall complete as soon as conditions practically permit any incomplete items of Landlord’s Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

(4)	Early Access by Tenant. Landlord shall permit Tenant access for installing Tenant’s trade fixtures and telecommunications equipment in portions of the First Amendment Additional Premises prior to substantial completion when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

(C)	Tenant Delay.

(1)	A “Tenant Delay” shall be defined as the following:

(a)	Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative;

(b)	Any delay due to items of work for which there is long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the First Amendment Additional Premises and require additional time for receipt or installation;

(c)	Any delay due to changes, alterations or additions required or made by Tenant with respect to items not described on Exhibit B-l; or

(d)	Any other delays caused by Tenant, Tenant’s contractors, architects, engineers, or anyone else engaged by Tenant in connection with the preparation of the First Amendment Additional Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

(2)	Tenant Obligations with Respect to Tenant Delays.

(a)	Tenant covenants that no Tenant Delay shall delay commencement of the Term with respect to the First Amendment Additional Premises or the obligation to pay Annual Fixed Rent or Additional Rent with respect to the First Amendment Additional Premises and/or the Existing Premises, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment.

(b)	Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord’s Work is increased as the result of any Tenant Delay.

(c)	Any amounts due from Tenant to Landlord under this Section 1.1(C)(2) shall be due and payable within thirty (30) days of billing therefor, and shall be considered to be Additional Rent. Nothing contained in this Section 1.1 (C)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in this Lease.

1.2	Quality and Performance of Work

The provisions of Section 1.2 of Exhibit B-l to the Lease shall apply with respect to the Landlord’s Work in the First Amendment Additional Premises as if such work were the work described in said Exhibit B-l to the Lease.

EXHIBIT B-l

TURNKEY SCOPE

1.	Patch and paint walls throughout First Amendment Additional Premises.

2.	Steam clean carpets in both Existing Premises and First Amendment Additional Premises.

3.	Create seven (7) foot wide connecting entry between Existing Premises and First Amendment Additional Premises in kitchen area in Existing Premises.

4.	Install solid wood door in kitchenette area in First Amendment Additional Premises.

5.	Remove sign above entrance to First Amendment Additional Premises.

6.	Remove lockset from current entrance to Existing Premises and install on entrance door to First Amendment Additional Premises.

7.	Frost entry sidelight to First Amendment Additional Premises.

SECOND AMENDMENT TO LEASE

SECOND AMENDMENT TO LEASE dated as of this 13th day of September, 2012, by and between BP RESERVOIR PLACE LLC, a Delaware limited liability company (“Landlord”) and PROFITECT, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated May 28, 2010 (the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 3,740 square feet of rentable floor area on the second (2nd) floor of the building (the “Building”) known as and numbered Reservoir Place Main, 1601 Trapelo Road, Waltham, Massachusetts (referred to herein as the “Existing Premises”).

By First Amendment to Lease dated as of July 10, 2012 (the “First Amendment”), Landlord and Tenant increased the size of the Premises by adding thereto an additional 2,183 square feet of rentable floor area located on the second (2nd) floor of the Building, which space is shown on Exhibit A attached to the First Amendment (the “First Amendment Additional Premises”) upon the same terms and conditions set forth in such First Amendment. The Existing Premises as increased by the First Amendment Additional Premises are hereinafter collectively referred to as the “Premises”.

Landlord and Tenant have agreed to extend the Term of the Lease for one (1) period of three (3) years upon all of the same terms and conditions set forth in the Lease except as set forth in this Second Amendment to Lease (the “Second Amendment”).

Landlord and Tenant are entering into this instrument to set forth said extension of the Term of the Lease and to amend the Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.	The Term of the Lease, which but for this Second Amendment is scheduled to expire on July 31, 2013, is hereby extended for one (1) period of three (3) years commencing on August 1, 2013 and expiring on July 31, 2016 (the “First Extended Term”), unless sooner terminated in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.

2.	(A) Prior to the First Extended Term, Annual Fixed Rent shall continue to be payable as provided in the Lease as amended by Section 3 of the First Amendment.

(B) During the First Extended Term, being the period from August 1, 2013 to July 31, 2016, Annual Fixed Rent shall be payable at the annual rate of $195,459.00 (being the product of (i) $33.00 and (ii) the Rentable Floor Area of the Premises (being 5,923 square feet)).

3.	(A) For the purpose of computing Tenant’s payments for Operating Expenses Allocable to the Premises (as that term is defined in the Lease) pursuant to Section 2.6 of the Lease for the portion of the Term of the Lease on and after August 1, 2013, the definition of “Base Operating Expenses” contained in Section 1.1 of the Lease shall be deleted in its entirety and replaced with the following:

BASE OPERATING EXPENSES:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2013, being January 1, 2013 through December 31, 2013.

For the portion of the Term of the Lease prior to August 1, 2013, such definition shall remain unchanged for such purposes.

(B) For the purpose of computing Tenant’s payments for Landlord’s Tax Expenses Allocable to the Premises (as that term is defined in the Lease) pursuant to Section 2.7 of the Lease for the portion of the Term of the Lease on and after August 1, 2013, the definition of “Base Taxes” contained in Section 1.1 of the Lease shall be deleted in its entirely and replaced with the following:

BASE TAXES:	Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for calendar year 2014, being July 1, 2013 through June 30, 2014.

For the portion of the Term of the Lease prior to August 1, 2013, such definition shall remain unchanged for such purposes.

4.	(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Second Amendment other than Landmark Real Estate Advisors (the “Broker”); and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Second Amendment other than the Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be solely responsible for the payment of any commissions due to the Broker on account of the transaction contemplated by this Second Amendment pursuant to separate agreement with said Broker.

5.	Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

6.	Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as amended by the First Amendment and as herein amended.

7.	Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Second Amendment and that the person signing this Second Amendment on its behalf has been duly authorized to do so.

[signatures appear on next page]

EXECUTED as a sealed instrument as of the date and year first above written.

LANDLORD:

WITNESS:	BP RESERVOIR PLACE LLC

By: Boston Properties Limited Partnership,
its sole manager

By: Boston Properties, Inc., its general partner

By:
Name:
Title:

TENANT:

WITNESS:	PROFITECT, INC.

By:
	Name:	Guy Yehiav
	Title:	CEO

THIRD AMENDMENT TO LEASE

THIRD AMENDMENT TO LEASE dated as of this 8 day of Feb, 2016, is by and between BP RESERVOIR PLACE LLC, a Delaware limited liability company (“Landlord”) and PROFITECT, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated May 28, 2010 (the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 3,740 square feet of rentable floor area on the second (2nd ) floor of the building (the “Building”) known as and numbered Reservoir Place Main, 1601 Trapelo Road, Waltham, Massachusetts (referred to herein as the “Existing Premises”).

By First Amendment to Lease dated as of July 10, 2012 (the “First Amendment”), Landlord and Tenant increased the size of the Premises by adding thereto an additional 2,183 square feet of rentable floor area located on the second (2nd ) floor of the Building, which space is shown on Exhibit A attached to the First Amendment (the “First Amendment Additional Premises”) upon the terms and conditions set forth in such First Amendment. The Existing Premises as increased by the First Amendment Additional Premises are hereinafter collectively referred to as the “Premises”.

By Second Amendment to Lease dated as of September 13, 2012 (the “Second Amendment”), Landlord and Tenant extended the Term of the Lease for one (1) period of three (3) years commencing on August 1, 2013 and expiring on July 31, 2016.

Landlord and Tenant have agreed to extend the Term of the Lease for one (1) period of five (5) years upon all of the same terms and conditions set forth in the Lease except as set forth in this Third Amendment to Lease (the “Third Amendment”).

Landlord and Tenant are entering into this instrument to set forth said extension of the Term of the Lease and to otherwise amend the Lease as set forth herein.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1. The Term of the Lease, which but for this Third Amendment is scheduled to expire on July 31, 2016, is hereby extended for one (1) period of five (5) years commencing on August 1, 2016 and expiring on July 31, 2021 (the “Second Extended Term”), unless sooner terminated in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.

2. (A) Prior to the Second Extended Term, Annual Fixed Rent shall continue to be payable as provided in the Lease as amended by Section 2 of the Second Amendment.

(B) During the Second Extended Term, being the period from August 1, 2016 to July 31, 2021, Annual Fixed Rent shall be payable as follows:

(i) From August 1, 2016 to July 31, 2017, at the annual rate of $207,305.00 (being the product of (i) $35.00 and (ii) the Rentable Floor Area of the Premises (being 5,923 square feet)).

(ii) From August 1, 2017 to July 31, 2018, at the annual rate of $213,228.00 (being the product of (i) $36.00 and (ii) the Rentable Floor Area of the Premises).

(iii) From August 1, 2018 to July 31, 2019, at the annual rate of $219,151.00 (being the product of (i) $37.00 and (ii) the Rentable Floor Area of the Premises).

(iv) From August 1, 2019 to July 31, 2020, at the annual rate of $225,074.00 (being the product of (i) $38.00 and (ii) the Rentable Floor Area of the Premises).

(v) From August 1, 2020 to July 31, 2021, at the annual rate of $230,997.00 (being the product of (i) $39.00 and (ii) the Rentable Floor Area of the Premises).

3. (A) For the purpose of computing Tenant’s payments for Operating Expenses Allocable to the Premises pursuant to Section 2.6 of the Lease for the Second Extended Term, the definition of “Base Operating Expenses” contained in Section 1.1 of the Lease shall be deleted in its entirety and replaced with the following:

“Base Operating Expenses:	Landlord’s Operating Expenses (as hereinafter defined in Section 2.6) for calendar year 2016, being January 1, 2016 through December 31, 2016.”

For the portion of the Term of the Lease prior to August 1, 2016, such definition shall remain unchanged.

(B) For the purpose of computing Tenant’s payments for Landlord’s Tax Expenses Allocable to the Premises pursuant to Section 2.7 of the Lease for the Second Extended Term, the definition of “Base Taxes” contained in Section 1.1 of the Lease shall be deleted in its entirety and replaced with the following:

“Base Taxes:	Landlord’s Tax Expenses (as hereinafter defined in Section 2.7) for fiscal year 2017, being July 1, 2016 through June 30, 2017.”

For the portion of the Term of the Lease prior to August 1, 2016, such definition shall remain unchanged.

4. Effective as of August 1, 2016, the definition of “Number of Parking Privileges” contained in Section 1.1. of the Lease shall be deleted in its entirety and replaced with the following:

“Number of Parking Privileges:	Privileges for parking twenty-one (21) automobiles, eight (8) of which are located in the garage below the Building and thirteen (13) of which are located on the outdoor surface lot.”

5. (A) Except as otherwise expressly set forth below in Section 5(B), Tenant shall accept the Premises in its as-is condition during the Second Extended Term without any obligation on the Landlord’s part to perform any alterations, improvements, demolition or other work therein or pertaining thereto.

(B) Notwithstanding Section 5(A), it is understood and agreed that Landlord shall, at its sole cost and expense, be performing the following work in the Premises (the work set forth in subclauses 5(B)(i) - (vi) being hereinafter collectively referred to as “Landlord’s Second Amendment Work”) and that Landlord shall use reasonable speed and diligence to complete such work during the month of August 2016:

(i) Demolish unwanted partitions (and partial partition, ~6’) and kitchen as shown on the plan attached hereto as Exhibit A and incorporated by reference herein (the “Premises Plan”);

(ii) Replace carpet in CEO’s office and central kitchenette flooring with building standard wood laminate (similar to conference room and entrance finishes as of the date hereof);

(iii) Steam clean carpet throughout the Premises;

(iv) Perform work necessary to demolish the kitchen (as shown on the Premises Plan) and replace laminate with building standard carpet;

(v) Fix door hardware to hall from the central kitchenette; and

(vi) Fix faulty lights and damaged ceiling tiles.

Landlord shall use reasonable speed and diligence to perform the Landlord’s Second Amendment Work; provided, however, that Landlord shall not be liable to Tenant for the failure to complete the Landlord’s Second Amendment Work by any given date so long as Landlord has used reasonable speed and diligence as aforesaid. In addition, it is acknowledged and agreed that Landlord will be performing the Landlord’s Second Amendment Work in the Premises while Tenant is in occupancy thereof, and accordingly Landlord and Tenant agree to cooperate with each other in good faith to insure that the Landlord’s Second Amendment Work can be undertaken in an efficient and cost-effective manner and so as to minimize any unreasonable interference with Tenant’s business operations in the Premises (consistent with the nature of the work being performed).

(C) Effective as of August 1, 2016, the definition of “Landlord’s Construction Representative” contained in Section 1.1. of the Lease shall be deleted in its entirety and replaced with the following:

“Landlord’s Construction Representative:	Ken Chianca”

6. (A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Third Amendment other than Landmark Real Estate Advisors (the “Broker”); and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Third Amendment other than the Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Broker, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be solely responsible for the payment of any commissions due to the Broker on account of the transaction contemplated by this Third Amendment pursuant to separate agreement with said Broker.

7. Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

8. Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as amended by the First Amendment and the Second Amendment and as herein further amended.

9. Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Third Amendment and that the person signing this Third Amendment on its behalf has been duly authorized to do so.

[signatures appear on next page]

EXECUTED as a sealed instrument as of the date and year first above written.

LANDLORD:

WITNESS:	BP RESERVOIR PLACE LLC

	By:	Boston Properties Limited Partnership, its sole manager

		By:	Boston Properties, Inc.,
its general partner

By:
			Name:	DAVID C. PROVOST
			Title:	SVP

TENANT:

WITNESS:	PROFITECT, INC.

By:
	Name:	GUY YEHIAV
	Title:	CEO 2-8-2016

Exhibit A: Premises Plan

EXHIBIT C – FURNITURE

Quantity	Item Description
1	Appliances - Fridge (bxp)
1	Bookshelf - 2 shelf - wooden
2	Bookshelf - 3 shelf - wooden
1	Bookshelf - 5 shelf - wooden
1	Cabinet - storage - large plastic
1	Cabinet - storage- medium metal
4	Chair - armless - white
43	Chair - office - wheeled
11	Chair - Visitor
2	Chair - Wooden Bar stool
4	Chairs - backless - black
8	Chairs - Bar - black
1	Credenza - large
16	Cubicles with desk
8	Desk - medium - wooden
2	Desk - rounded on 1 end - ecru
2	Desk - small - ecru
2	Desk - small - wooden
1	Desk - T shaped - wooden
1	File cabinet - 2 drawer - black
3	File Cabinet - 3 drawer
1	File Cabinet - 3 drawer - black
6	File Cabinet - 3 drawer - ecru
2	File Cabinet - 3 drawer - wooden (attached)
1	Server box
1	Sofa - 3 seat
2	Table - 3’ square - white
1	Table - coffee
1	Table - Large Boardroom
1	Table - small - silver
1	Table - small 2 shelf
3	Table - tall black
1	White board - 2x3
7	White Board - 3x4
1	White board - 4x4
4	White Board - 4x6
1	White Board - 4x8 - wooden trim
1	White board - 5x6